UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Kirby Corporation

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KIRBY CORPORATION

Notice of 2015

Annual Meeting of Stockholders

and

Proxy Statement

Meeting Date: April 28, 2015

YOUR VOTE IS IMPORTANT

PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN

YOUR PROXY CARD IN THE ENCLOSED ENVELOPE

KIRBY CORPORATION

55 Waugh Drive, Suite 1000

P. O. Box 1745

Houston, Texas 77251-1745

March 6, 2015

Dear Fellow Stockholders:

On behalf of the Board of Directors, we cordially invite you to attend the 2015 Annual Meeting of Stockholders of Kirby Corporation to be held on Tuesday, April 28, 2015, at 10:00 a.m. (CDT). The meeting will be held at 55 Waugh Drive, 9th Floor, Houston, Texas 77007. We look forward to personally greeting those stockholders who will be able to attend the meeting.

This booklet contains the notice of the Annual Meeting and the Proxy Statement, which contains information about the proposals to be voted on at the meeting, Kirby’s Board of Directors and its committees and certain executive officers. This year you are being asked to elect three Class II directors, reapprove the material terms of the performance objectives under Kirby’s 2005 Stock and Incentive Plan, ratify the Audit Committee’s selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2015 and cast an advisory vote on executive compensation.

In addition to the formal proposals to be brought before the Annual Meeting, there will be a report on our Company’s operations, followed by a question and answer period.

Your vote is important. Please ensure that your shares will be represented at the meeting by completing, signing and returning your proxy card in the envelope provided whether or not you plan to attend personally.

Thank you for your continued support and interest in Kirby Corporation.

Sincerely,

DAVID W. GRZEBINSKI
President and Chief Executive Officer

KIRBY CORPORATION

55 Waugh Drive, Suite 1000

P. O. Box 1745

Houston, Texas 77251-1745

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday, April 28, 2015
Time:	10:00 a.m. CDT
Place:	55 Waugh Drive
9th Floor
Houston, Texas 77007

Proposals to be voted on at the Kirby Corporation 2015 Annual Meeting of Stockholders are as follows:

1.  Election of three Class II directors;

2.  Reapproval of the material terms of the performance objectives under Kirby’s 2005 Stock and Incentive Plan;

3.  Ratification of the Audit Committee’s selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2015;

4.  Advisory vote on the approval of the compensation of Kirby’s named executive officers; and

5.  Consideration of any other business that properly comes before the meeting.

You have the right to receive this notice and vote at the Annual Meeting if you were a stockholder of record at the close of business on March 2, 2015. Please remember that your shares cannot be voted unless you sign and return the enclosed proxy card, vote in person at the Annual Meeting, or make other arrangements to vote your shares.

We have enclosed a copy of Kirby Corporation’s 2014 Annual Report to stockholders with this notice and Proxy Statement.

For the Board of Directors,

THOMAS G. ADLER
Secretary

March 6, 2015

KIRBY CORPORATION

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Kirby Corporation (the “Company”) to be voted at the Annual Meeting of Stockholders to be held at 55 Waugh Drive, 9th Floor, Houston, Texas, on April 28, 2015, at 10:00 a.m. (CDT).

Whenever we refer in this Proxy Statement to the Annual Meeting, we are also referring to any meeting that results from an adjournment or postponement of the Annual Meeting. The Notice of Annual Meeting, this Proxy Statement, the proxy card and the Company’s Annual Report, which includes the Annual Report on Form 10-K for 2014, are being mailed to stockholders on or about March 18, 2015.

SOLICITATION OF PROXIES

The Proxy Card

Your shares will be voted as specified on the enclosed proxy card. If a proxy is signed without choices specified, those shares will be voted for the election of the Class II directors named in this Proxy Statement, for the reapproval of the material terms of the performance objectives under the Company’s 2005 Stock and Incentive Plan, for the ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2015, for the approval on an advisory basis of executive compensation and at the discretion of the proxies on other matters.

You are encouraged to complete, sign and return the proxy card even if you expect to attend the meeting. If you sign a proxy card and deliver it to us, but then want to change your vote, you may revoke your proxy at any time prior to the Annual Meeting by sending us a written revocation or a new proxy, or by attending the Annual Meeting and voting your shares in person.

Cost of Soliciting Proxies

The cost of soliciting proxies will be paid by the Company. The Company has retained Georgeson Inc. to solicit proxies at an estimated cost of $6,000, plus out-of-pocket expenses. Employees of the Company may also solicit proxies, for which the expense would be nominal and borne by the Company. Solicitation may be by mail, facsimile, electronic mail, telephone or personal interview.

VOTING

Stockholders Entitled to Vote

Stockholders of record at the close of business on March 2, 2015 will be entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on March 2, 2015, the Company had 55,703,132 outstanding shares of common stock. Each share of common stock is entitled to one vote on each matter to come before the meeting.

Quorum and Votes Necessary to Adopt Proposals

In order to transact business at the Annual Meeting, a quorum consisting of a majority of all outstanding shares entitled to vote must be present. Abstentions and proxies returned by brokerage firms for which no voting instructions have been received from their beneficial owners will be counted for the purpose of determining whether a quorum is present. A majority of the votes cast (not counting abstentions and broker nonvotes) is required for the election of directors (Proposal 1). A majority of the outstanding shares entitled to vote that are represented at the meeting in person or by proxy is required for the reapproval of the material terms of the performance objectives under the Company’s 2005 Stock and Incentive Plan (Proposal 2) and for the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2015 (Proposal 3). Proposal 4 is a non-binding advisory vote on executive compensation and therefore there is no voting standard for that proposal, since the voting results will be informational only.

Please note that if your shares are held in the name of a brokerage firm on your behalf, your broker may not vote your shares on the election of directors or the matters related to executive compensation without voting instructions from you.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 28, 2015

This Proxy Statement and the Company’s 2014 Annual Report, which includes the Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), are available electronically at www.edocumentview.com/kex.

The following proposals will be considered at the meeting:

Proposal 1 —	Election of three Class II directors

Proposal 2 —	Reapproval of the material terms of the performance objectives under the Company’s 2005 Stock and Incentive Plan

Proposal 3 —	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2015

Proposal 4 —	Advisory vote on the approval of the compensation of the Company’s named executive officers

The Board of Directors of the Company unanimously recommends that you vote “FOR” the Board’s nominees for director, “FOR” the reapproval of the material terms of the performance objectives under the Company’s 2005 Stock and Incentive Plan, “FOR” the selection of KPMG LLP as our independent registered public accounting firm for 2015 and “FOR” approval of our executive compensation.

ELECTION OF DIRECTORS (PROPOSAL 1)

The Bylaws of the Company provide that the Board shall consist of not fewer than three nor more than fifteen members and that, within those limits, the number of directors shall be determined by the Board. The Bylaws further provide that the Board shall be divided into three classes, with the classes being as nearly equal in number as possible and with one class being elected each year for a three-year term. The size of the Board is currently set at nine. Three Class II directors are to be elected at the 2015 Annual Meeting to serve until the Annual Meeting of Stockholders in 2018.

Monte J. Miller and Joseph H. Pyne are both currently serving as directors and each has consented to serve for the new term if elected. Bob G. Gower, who has served as a director since 1998, will not stand for reelection as a director. The Governance Committee recommended to the Board that Barry E. Davis be nominated to fill the vacancy created by Mr. Gower’s retirement as a director. The Committee retained an executive search firm to assist in the search for qualified candidates. The Committee considered a number of candidates recommended by the search firm in addition to Mr. Davis, who was identified and recommended by the search firm. If any nominee becomes unable to serve as a director, an event currently not anticipated, the persons named as proxies in the enclosed proxy card intend to vote for a nominee selected by the present Board to fill the vacancy.

In addition to satisfying, individually and collectively, the Company’s Criteria for the Selection of Directors discussed under the “THE BOARD OF DIRECTORS — Governance Committee” below, each of the directors has extensive experience with the Company or in a business similar to one or more of the Company’s principal businesses or the principal businesses of significant customers of the Company. The brief biographies of each of the nominees and continuing directors below includes a summary of the particular experience and qualifications that led the Board to conclude that he should serve as a director.

Nominees for Election

The Board of Directors of the Company unanimously recommends that you vote “FOR” the election of each of the following nominees as a director.

Nominees for Election as Class II directors to serve until the Annual Meeting of Stockholders in 2018

Barry E. Davis	Not Currently a Director
Dallas, Texas	Age 53

Mr. Davis is President, Chief Executive Officer and a director of both EnLink Midstream GP, LLC, the general partner of EnLink Midstream Partners, LP, and EnLink Midstream Manager, LLC, the managing member of EnLink Midstream, LLC. EnLink Midstream Partners, LP and EnLink Midstream, LLC (collectively “EnLink Midstream”) are both publicly traded and listed on the New York Stock Exchange (“NYSE”). Prior to the formation of EnLink Midstream in 2014 through the combination of Crosstex Energy and substantially all of the U.S. midstream assets of Devon Energy, Mr. Davis had served since 1996 as President and Chief Executive Officer of Crosstex Energy, as a director of Crosstex Energy since 2002 and in management roles with other companies in the energy industry since 1984. Mr. Davis is also a member and former president of the Natural Gas and Electric Power Society and the Dallas Wildcat Committee.

EnLink Midstream provides midstream energy services, including gathering, transmission, processing, fractionation, brine services and marketing of natural gas, natural gas liquids, condensate and crude oil. EnLink Midstream’s assets include an extensive pipeline network, processing plants, fractionation facilities, storage facilities, rail terminals, barge and truck terminals and an extensive fleet of trucks. Understanding the transportation of crude oil, petrochemicals and other commodities was one of the primary criteria given to the search firm engaged by the Governance Committee to identify director candidates. Mr. Davis has extensive knowledge and experience in the transportation of hydrocarbons, which is the primary business of EnLink Midstream and its predecessors.

Monte J. Miller	Director since 2006
Durango, Colorado	Age 71

Mr. Miller is a consultant and private investor. He served as Executive Vice President, Chemicals, of Flint Hills Resources, LP (“Flint Hills”), a company engaged in crude oil refining, transportation and marketing, and the production of petrochemicals, from 2003 to 2006. From 1999 to 2003, he was Senior Vice President of Koch Chemical Company, a predecessor company of Flint Hills. Mr. Miller serves as a member of the Compensation Committee and the Governance Committee.

Mr. Miller has 30 years of experience in the petrochemical and refining business. A significant volume of petrochemical products and refined petroleum products are transported coastwise and on the inland waterways and petrochemicals and refined petroleum products represent a major portion of the Company’s business, so

Mr. Miller’s extensive knowledge about petrochemical and refining companies, which constitute a substantial part of the Company’s customer base, as well as the products they ship and the end users of the products, is valuable to the Board. He also has experience in developing and administering incentive compensation programs at companies similar in size to the Company.

Joseph H. Pyne	Director since 1988
Houston, Texas	Age 67

Joseph H. Pyne, a director since 1988, is the Chairman of the Board of the Company.

Mr. Pyne has been with the Company for 37 years, having served as President of its principal marine transportation subsidiary before serving as President and Chief Executive Officer of the Company from 1995 to 2010 and then as Chairman of the Board, President and Chief Executive Officer or Chairman of the Board and Chief Executive Officer of the Company until April 2014. Mr. Pyne has extensive knowledge of all aspects of the Company, its history, operations, customer base, financial condition and strategic planning. He has long been active in industry associations that, among other benefits, monitor significant legislative and regulatory developments affecting both the marine transportation and diesel engine services businesses.

Directors Continuing in Office

The following persons are directors of the Company who will continue in office.

Continuing Class III directors, serving until the Annual Meeting of Stockholders in 2016

C. Sean Day	Director since 1996
Greenwich, Connecticut	Age 65

Mr. Day is Chairman of Teekay Corporation, a diversified foreign flag shipping group. He serves as Chairman of the Compensation Committee and is a member of the Governance Committee. He is also Chairman of Teekay GP L.L.C., the general partner of Teekay LNG Partners L.P., Chairman of Teekay Offshore GP L.L.C., the general partner of Teekay Offshore Partners L.P. and Chairman of Compass Diversified Holdings.

Mr. Day has over 40 years of experience in the marine transportation business, serving for the past 17 years as Chairman of one of the largest tanker companies in the world and for 10 years before that as chief executive officer of an international bulk shipping company. In addition, Mr. Day has been active in the private equity investment business for the last 30 years, gaining extensive experience in financial management and analysis.

William M. Lamont, Jr.	Director since 1979
Dallas, Texas	Age 66

Mr. Lamont is a private investor. He serves as a member of the Compensation Committee.

Mr. Lamont and his family have been major stockholders of the Company since its formation and he has been a director of the Company throughout its transformation from a company engaged in the oil and gas and insurance businesses, among others, into the largest domestic tank barge company in the United States, as well as a significant presence in the diesel engine services business. Through his private investment activities, Mr. Lamont also has extensive experience in financial analysis and in financial markets.

William M. Waterman	Director since 2012
Bedford, New York	Age 61

Mr. Waterman served as President and Chief Executive Officer of Penn Maritime Inc. (“Penn”) from 1983 through 2012 until the acquisition of Penn by the Company in December 2012. Penn was a coastal tank barge operator, transporting primarily refinery feedstocks, asphalt and crude oil along the East Coast and Gulf Coast of the United States. He is also a director and past Chairman of The American Waterways Operators, the national trade association for the United States barge industry. Mr. Waterman serves as a member of the Governance Committee.

Mr. Waterman has over 36 years of experience in the coastal tank barge business with Penn and its predecessor companies, building Penn into one of the largest coastal tank barge operators in the United States. Mr. Waterman’s extensive experience in that business and knowledge of its markets and customers are valuable to the Board in its oversight of the Company’s coastal business and complement the inland marine transportation and petrochemical industry experience of other Company directors.

Continuing Class I directors, serving until the Annual Meeting of Stockholders in 2017

Richard J. Alario	Director since 2011
Houston, Texas	Age 60

Mr. Alario is Chairman of the Board, President and Chief Executive Officer of Key Energy Services, Inc. (“Key Energy”), a publicly traded oilfield service company listed on the NYSE. He has served in senior executive positions with Key Energy since 2004. Prior to joining Key Energy, Mr. Alario served as Vice President of BJ Services Company, an oilfield service company, from 2002 to 2004, and served for over 21 years in various capacities, most recently Executive Vice President, of OSCA, Inc., also an oilfield service company. He serves as Chairman of the Governance Committee and is a member of the Audit Committee. He currently serves as Director and Executive Committee member of the National Ocean Industries Association and is a member of the American Association of Drilling Engineers and the Petroleum Equipment Suppliers Association. Mr. Alario is a director of Distribution Now and serves as Chairman of its compensation committee. He also served as a director of Seahawk Drilling, Inc. from 2009 to 2011.

Mr. Alario has over 30 years of experience in the oilfield service business, currently serving as Chief Executive Officer with both operating and financial responsibility for one of the largest oilfield service companies in the United States. That experience is valuable to the Board in its oversight of the Company’s diesel engine services business which serves the oilfield services industry as a significant part of its customer base. As a current public company Chief Executive Officer, Mr. Alario adds that perspective to the collective experience of the independent directors.

Richard R. Stewart	Director since 2008
Houston, Texas	Age 65

Mr. Stewart served as President and Chief Executive Officer of GE Aero Energy, a division of GE Energy, and as an officer of General Electric Company, from 1998 until his retirement in December 2006. From 1972 to 1998, Mr. Stewart served in various positions at Stewart & Stevenson Services, Inc. (“Stewart & Stevenson”), including Group President and member of the Board of Directors. He serves as Chairman of the Audit Committee. Mr. Stewart is also a director of Eagle Materials Inc. and a former director of Lufkin Industries, Inc.

During a 35-year business career, Mr. Stewart has been the principal executive officer with both operating and financial responsibility for the diesel engine power and service businesses at Stewart & Stevenson and then at GE Aero Energy. Mr. Stewart’s extensive experience in the diesel engine business is valuable to the Board in its oversight of the Company’s diesel engine services business and complements the marine transportation and petrochemical industry experience of a number of the Company’s other directors.

David W. Grzebinski	Director since 2014
Houston, Texas	Age 53

Mr. Grzebinski has served as President and Chief Executive Officer of the Company since April 2014. He served as President and Chief Operating Officer of the Company from January 2014 to April 2014 and as Executive Vice President and Chief Financial Officer from March 2010 to April 2014. He served as Chairman of the Company’s principal offshore marine transportation subsidiary from February 2012 to April 2013. Prior to joining the Company in February 2010, he served in various administrative and operating positions with FMC Technologies Inc. (“FMC”), a global provider of advanced technology systems and products for the energy industry, including Controller, Energy Services, Treasurer and Director of Global SAP and Industry Relations. Prior to joining FMC, he was employed by Dow Chemical Company.

Mr. Grzebinski has primary responsibility for the business and strategic direction of the Company and is an essential link between the Board and the Company’s day-to-day operations. He has overall knowledge of all aspects of the Company, its operations, customers, financial condition and strategic planning.

Except as noted, each of the nominees for director and each of the continuing directors has been engaged in his principal occupation for more than the past five years.

THE BOARD OF DIRECTORS

The Company’s business is managed under the direction of the Board, which is responsible for broad corporate policy and for monitoring the effectiveness of Company management. Members of the Board are kept informed about the Company’s businesses by participating in meetings of the Board and its committees, through operating and financial reports made at Board and committee meetings by Company management, through various reports and documents sent to the directors for their review and by visiting Company facilities.

Director Independence

The NYSE listing standards require listed companies to have at least a majority of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company.

The Board has determined that the following incumbent directors and director nominee have no relationship with the Company except as directors or nominee for director and stockholders and are independent within the meaning of the NYSE corporate governance rules:

Barry E. Davis	William M. Lamont, Jr.
C. Sean Day	Monte J. Miller
Bob G. Gower	Richard R. Stewart

The Board has determined that an indirect relationship between Richard J. Alario and the Company through Key Energy is not material and that Mr. Alario is also independent. Key Energy is a customer of United Holdings LLC (“United Holdings”), a wholly owned subsidiary of the Company that provided diesel engine equipment, parts and service to Key Energy in the ordinary course of business in 2014. The volume of business done between Key Energy and United Holdings during 2014 was $1,232,000, which represents less than 1% of Key Energy’s total revenues for 2014. The business relationship between Key Energy and United Holdings predates both the Company’s acquisition of United Holdings in April 2011 and the election of Mr. Alario to the Board.

In December 2012, the Company acquired Penn and an affiliated company from William M. Waterman and members of his family for approximately $175,000,000 in cash and Company stock. Mr. Waterman and his family sold their entire interest in Penn and affiliated companies to the Company and he resigned from all director and officer positions he held with Penn and affiliated companies contemporaneously with the closing of the acquisition by the Company. In connection with the acquisition, Mr. Waterman entered into a three-year noncompetition agreement with the Company that is not in any way contingent on continued service with the Company or any of its subsidiaries. A portion of the purchase price for the acquisition consisting of approximately $24,000,000 in cash and 83,825 shares of Company stock was held in escrow to secure the sellers’ indemnification of the Company for breaches of representations and warranties in the purchase agreement. The escrow account terminated on March 31, 2014 and the cash and stock, net of a $17,000 claim, were distributed to Mr. Waterman, members of his family and a family trust. The Board determined that the existence of the escrow account did not affect Mr. Waterman’s independence and determined that he is independent.

Board Committees

The Board has established three standing committees, including the Audit Committee, the Compensation Committee and the Governance Committee, each of which is briefly described below.

Audit Committee

All of the members of the Audit Committee are independent, as that term is defined in applicable SEC and NYSE rules. In addition, the Board has determined that all of the members of the Audit Committee are “audit committee financial experts,” as that term is defined in SEC rules. The Audit Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Principal Functions	Members
• Monitor the Company’s financial reporting, accounting procedures and systems of internal control	Richard R. Stewart (Chairman) Richard J. Alario Bob G. Gower
• Select the independent auditors for the Company
• Review the Company’s audited annual and unaudited quarterly financial statements with management and the independent auditors
• Monitor the independence and performance of the Company’s independent auditors and internal audit function
• Monitor the Company’s compliance with legal and regulatory requirements

Compensation Committee

All of the members of the Compensation Committee are independent, as that term is defined in applicable SEC and NYSE rules. In addition, all of the members of the Compensation Committee are “Non-Employee Directors” and “outside directors” as defined in relevant federal securities and tax regulations. The Compensation Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Principal Functions	Members
• Determine the compensation of executive officers of the Company	C. Sean Day (Chairman) Bob G. Gower William M. Lamont, Jr. Monte J. Miller
• Administer the Company’s annual incentive bonus program
• Administer the Company’s stock option, restricted stock and incentive plans and grant stock options, restricted stock and performance awards under such plans

Governance Committee

All of the members of the Governance Committee are independent, as that term is defined in NYSE rules. The Governance Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Principal Functions	Members
• Perform the function of a nominating committee in recommending candidates for election to the Board	Richard J. Alario (Chairman) C. Sean Day Monte J. Miller William M. Waterman
• Review all related person transactions
• Oversee the operation and effectiveness of the Board

The Governance Committee will consider director candidates recommended by stockholders or proposed by stockholders in accordance with the Company’s Bylaws. Recommendations may be sent to the Chairman of the Governance Committee, Kirby Corporation, 55 Waugh Drive, Suite 1000, Houston, Texas 77007, accompanied by biographical information for evaluation. The Board of the Company has approved Criteria for the Selection of Directors which the Governance Committee will consider in evaluating director candidates. The criteria address compliance with SEC and NYSE requirements relating to the composition of the Board and its committees, as well as character, integrity, experience, understanding of the Company’s business and willingness to commit sufficient time to the Company’s business. The criteria are available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

In addition to the criteria, the Governance Committee and the Board will consider diversity in business experience, professional expertise, gender and ethnic background in evaluating potential nominees for director. The Company’s Corporate Governance Guidelines and Governance Committee Charter include provisions concerning the consideration of diversity in business experience, professional skills, gender and ethnic background in selecting nominees for director.

When there is a vacancy on the Board (i.e., in cases other than the nomination of an existing director for reelection), the Board and the Governance Committee have considered candidates identified by executive search firms, candidates recommended by stockholders and candidates recommended by other directors. The Governance Committee will continue to consider candidates from any of those sources when future vacancies occur. The Governance Committee does not evaluate a candidate differently based on whether or not the candidate is recommended by a stockholder.

Attendance at Meetings

It is the Company’s policy that directors are expected to attend Board meetings and meetings of committees on which they serve and are expected to attend the Annual Meeting of Stockholders of the Company. During 2014, the Board met seven times, the Audit Committee met eight times, the Compensation Committee met six times and the Governance Committee met four times. Each director attended all of the meetings of the Board and of the committees on which he served. All directors attended the 2014 Annual Meeting of Stockholders of the Company.

Director Compensation

Directors who are employees of the Company receive no additional compensation for their service on the Board. Compensation of nonemployee directors is determined by the full Board, which may consider recommendations of the Compensation Committee. Past practice has been to review director compensation when the Board believes that an adjustment may be necessary in order to remain competitive with director compensation of comparable companies. Management of the Company periodically collects published survey information on director compensation for purposes of comparison.

Each nonemployee director receives an annual fee of $24,000, a fee of $1,250 for each Board meeting attended and a fee of $3,000 for each committee meeting attended. A director may elect to receive the annual fee in cash, stock options or restricted stock. The Compensation and Governance Committee Chairmen receive an additional $10,000 retainer per year, the Audit Committee Chairman receives an additional $15,000 retainer per year and the presiding director at executive sessions of the non-management directors receives an additional $5,000 retainer per year. Directors are reimbursed for reasonable expenses incurred in attending meetings.

In addition to the fees provided to the directors described above, the Company has a nonemployee director stock plan under which nonemployee directors are granted stock options and restricted stock awards. The Company’s 2000 Nonemployee Director Stock Plan (the “2000 Plan”) provides for the automatic grant to nonemployee directors of stock options for 10,000 shares of common stock on the date of first election as a director and stock options for 6,000 shares and 1,000 shares of restricted stock immediately after each annual meeting of stockholders. The 2000 Plan also provides for discretionary grants of an aggregate of 10,000 shares in the form of stock options or restricted stock. In addition, the 2000 Plan provides for the issuance of stock options or restricted stock in lieu of cash for all or part of the annual director fee. A director who elects to receive options in lieu of the annual cash fee will be granted an option for a number of shares equal to (a) the amount of the fee for which the election is made divided by (b) the fair market value per share of the common stock on the date of grant multiplied by (c) 3. A director who elects to receive restricted stock in lieu of the annual cash fee will be issued a number of shares of restricted stock equal to (a) the amount of the fee for which the election is made divided by (b) the fair market value per share of the common stock on the date of grant multiplied by (c) 1.2. The exercise price for all options granted under the 2000 Plan is the fair market value per share of the Company’s common stock on the date of grant. The options granted on first election as a director vest immediately. The options granted and restricted stock issued immediately after each annual meeting of stockholders vest six months after the date of grant or issuance. Options granted and restricted stock issued in lieu of cash director fees vest in equal quarterly increments during the year to which they relate. The options generally remain exercisable for ten years after the date of grant.

The Board has established stock ownership guidelines for officers and directors of the Company. Nonemployee directors must be in compliance within five years after first election as a director, but are expected to accumulate the required number of shares ratably over the applicable five-year period. Under the guidelines, nonemployee directors are required to own common stock of the Company having a value equal to four times the annual cash director fee. As of March 2, 2015, all directors were in compliance with the stock ownership guidelines. The Governance Committee of the Board will monitor compliance with the guidelines and may recommend modifications or exceptions to the Board.

The following table summarizes the cash and equity compensation for nonemployee directors for the year ended December 31, 2014:

Director Compensation for 2014

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Option Awards(1)(2)	Total
Richard J. Alario	$46,250	$128,382	$234,780	$409,412
C. Sean Day	48,750	128,382	234,780	411,912
Bob G. Gower	59,500	128,382	234,780	422,662
William M. Lamont, Jr.	59,250	99,522	234,780	393,552
David L. Lemmon(3)	18,750	—	—	18,750
Monte J. Miller	38,750	128,382	234,780	401,912
George A. Peterkin, Jr(3).	3,750	—	—	3,750
Richard R. Stewart	68,000	99,522	234,780	402,302
William M. Waterman	38,750	99,522	234,780	373,052

(1)

The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant date fair value related to restricted stock awards and option grants to the directors, computed in accordance with

FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8, Stock Award Plans, in the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2014.

(2)	Each director was granted 1,000 shares of restricted stock on April 29, 2014 at a value of $99.52 per share. Each director was granted stock options for 6,000 shares on April 29, 2014 at an exercise price of $99.52 per share. Mr. Alario, Mr. Day, Mr. Gower and Mr. Miller were each granted 290 shares of restricted stock on April 29, 2014 at a value of $99.52, as they elected to receive their annual director fee in the form of restricted stock awards.

The following table shows the aggregate number of shares of unvested restricted stock and stock options outstanding for each director as of December 31, 2014, as well as the grant date fair value of restricted stock and stock option grants made during 2014:

Name	Aggregate Shares of Unvested Restricted Stock as of December 31, 2014	Aggregate Stock Options Outstanding as of December 31, 2014	Grant Date Fair Value of Restricted Stock and Stock Options Awarded during 2014
Richard J. Alario	73	29,153	$363,162
C. Sean Day	73	36,000	363,162
Bob G. Gower	73	6,000	363,162
William M. Lamont, Jr.	—	60,000	334,302
David L. Lemmon(3)	—	12,000	—
Monte J. Miller	73	49,276	363,162
George A. Peterkin, Jr.(3)	—	59,905	—
Richard R. Stewart	—	24,000	334,302
William M. Waterman	—	22,000	334,302

(3)	Mr. Lemmon and Mr. Peterkin retired from the Board effective April 29, 2014.

Board Leadership Structure

The Board has no set policy concerning the separation of the offices of Chairman of the Board and Chief Executive Officer, but retains the flexibility to decide how the two positions should be filled based on the circumstances existing at any given time. In light of the economic conditions during recent years and the significant acquisitions completed by the Company during 2011 and 2012 and the challenge of integrating these acquisitions with the Company’s operations, the Board considered it important for Mr. Pyne, with his comprehensive understanding of the Company’s businesses and strategic direction, to assume the role of Chairman of the Board, in addition to serving as Chief Executive Officer. During the same time period, the Board was focused on management succession planning, primarily for the role of Chief Executive Officer but also for other senior management positions. The Board determined that having Mr. Pyne continue to serve as an executive Chairman of the Board after relinquishing the role of Chief Executive Officer would facilitate the succession process and provide valuable support to the new senior management team.

The Board does not have a “lead director,” but has chosen Mr. Gower to be the “presiding director” to preside at the regular executive sessions of the non-management directors that are held at least quarterly. Mr. Gower also serves as a liaison between the independent directors and management on certain matters that are not within the area of responsibility of a particular committee of the Board.

Risk Oversight

The Board carries out its risk oversight function through the Audit Committee and the full Board. Management prepares and reviews with the Audit Committee and the Board semiannually a comprehensive assessment of the identified internal and external risks of the Company that includes evaluations of the potential impact of each identified risk, its probability of occurrence and the effectiveness of the controls that are in place to mitigate the risk. The Audit Committee and the Board also receive regular reports of any events or circumstances involving risks outside the normal course of business of the Company. At times, a particular risk will be monitored and evaluated by another Board committee with primary responsibility in the area involved, such as the Compensation Committee’s review of the risks related to the Company’s compensation policies and practices. The Board’s administration of its risk oversight function has not affected the Board’s leadership structure.

TRANSACTIONS WITH RELATED PERSONS

The Board has adopted a written policy on transactions with related persons that provides that certain transactions involving the Company and any of its directors, executive officers or major stockholders or members of their immediate families, including all transactions that would be required to be disclosed as transactions with related persons in the Company’s Proxy Statement, are subject to approval in advance by the Governance Committee, except that a member of the Committee will not participate in the review of a transaction in which that member has an interest. The Committee has the discretion to approve any transaction which it determines is in, or not inconsistent with, the best interests of the Company and its stockholders. If for any reason a transaction with a related person has not previously been approved, the Committee will review the transaction within a reasonable period of time and either ratify the transaction or recommend other actions, including modification, rescission or termination, taking into consideration the Company’s contractual obligations. If a transaction is ongoing or consists of a series of similar transactions, the Committee will review the transaction at least annually and either ratify the continuation of the transaction or recommend other actions, including modification, rescission or termination, taking into consideration the Company’s contractual obligations. The policy provides certain exceptions, including compensation approved by the Board or its Compensation Committee.

Mr. Alario, a director of the Company, is the Chairman of the Board, President and Chief Executive Officer of Key Energy. Key Energy paid the Company $1,232,000 in 2014 for oilfield service equipment and for parts and service in the ordinary course of business of the Company.

The Company is a 50% owner of The Hollywood Camp, L.L.C. (“The Hollywood Camp”), a company that owns and operates a hunting and fishing facility used by the Company primarily for customer entertainment. The Hollywood Camp allocates lease and lodging expenses to its members based on their usage of the facilities. Key Energy paid The Hollywood Camp $1,634,000 for use of the facility during 2014.

Mr. Waterman is the former President and owner (together with family members) of Penn but resigned as an officer and director of Penn and affiliated companies contemporaneously with the closing of the 2012 acquisition of Penn by the Company and no longer has any ownership interest in or position with Penn or any of its affiliated companies. A portion of the purchase price for the acquisition consisting of approximately $24,000,000 in cash and 83,825 shares of Company stock was held in escrow to secure the sellers’ indemnification of the Company for breaches of representations and warranties in the purchase agreement. The escrow account terminated on March 31, 2014 and the cash and stock, net of a $17,000 claim, were distributed to Mr. Waterman, members of his family and a family trust.

The husband of Amy D. Husted, Vice President — Legal of the Company, is a partner in the law firm of Strasburger & Price, LLP. The Company paid the law firm $1,184,000 in 2014 for legal services. Mr. Pyne or Mr. Grzebinski approves each engagement of the firm by the Company and the payment of fees billed by the firm.

Wayne G. Strahan, the brother of D. Lynn Strahan, the President of one of the Company’s two principal diesel engine services subsidiaries, is the Service Manager of the Company’s diesel engine services facility in Tampa, Florida. In 2014, Wayne G. Strahan received compensation of $148,000 from the Company.

CORPORATE GOVERNANCE

Business Ethics Guidelines

The Board has adopted Business Ethics Guidelines that apply to all directors, officers and employees of the Company. A copy of the Business Ethics Guidelines is available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance. The Company is required to make prompt disclosure of any amendment to or waiver of any provision of its Business Ethics Guidelines that applies to any director or executive officer or to its chief executive officer, chief financial officer, chief accounting officer or controller, or persons performing similar functions. The Company will make any such disclosure that may be necessary by posting the disclosure on its web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines. A copy of the guidelines is available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Communication with Directors

Interested parties may communicate with the full Board or any individual directors, including the Chairmen of the Audit, Compensation and Governance Committees, the presiding director or the non-management or independent directors as a group, by writing to them c/o Kirby Corporation, 55 Waugh Drive, Suite 1000, Houston, Texas 77007. Complaints about accounting, internal accounting controls or auditing matters should be directed to the Chairman of the Audit Committee at the same address. All communications will be forwarded to the person(s) to whom they are addressed.

Web Site Disclosures

The following documents and information are available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance:

•	Audit Committee Charter

•	Compensation Committee Charter

•	Governance Committee Charter

•	Criteria for the Selection of Directors

•	Business Ethics Guidelines

•	Corporate Governance Guidelines

•	Communication with Directors

BENEFICIAL OWNERSHIP OF COMMON STOCK

Beneficial Ownership of Directors and Executive Officers

The following table shows the number of shares of common stock beneficially owned by each director, each named executive officer listed in the Summary Compensation Table, and by the directors and executive officers of the Company as a group as of March 2, 2015. Under rules of the SEC, “beneficial ownership” is deemed to include shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not they are held for the individual’s benefit. Except as otherwise indicated, the persons named have sole voting and investment power over the shares shown.

	Shares of Common Stock Beneficially Owned on March 2, 2015						Percent of Common Stock(3)
	Direct(1)		Indirect		Right to Acquire(2)	Total
DIRECTORS
Richard J. Alario	4,153		—		29,153	33,306
C. Sean Day	41,769		—		36,000	77,769
Bob G. Gower	33,509		—		6,000	39,509
David W. Grzebinski	47,987		—		33,189	81,176
William M. Lamont, Jr.	62,284	(4)	—		60,000	122,284
Monte J. Miller	5,310		—		49,276	54,586
Joseph H. Pyne	226,987		—		85,351	312,338
Richard R. Stewart	10,000		—		24,000	34,000
William M. Waterman	102,001		202,249	(5)	22,000	326,250
NAMED EXECUTIVES
William G. Ivey	26,264		—		12,921	39,185
C. Andrew Smith	10,946		—		1,185	12,131
James F. Farley	29,355		—		11,304	40,659
Directors and Executive Officers as a group (20 in number)	711,991		203,988		418,752	1,334,731	2.4%

(1)	Shares owned as of March 2, 2015 and held individually or jointly with others, or in the name of a bank, broker or nominee for the individual’s account. Also includes shares held under the Company’s 401(k) Plan.

(2)	Shares with respect to which a director or executive officer has the right to acquire beneficial ownership within 60 days after March 2, 2015.

(3)	No percent of class is shown for holdings of less than 1%.

(4)	Does not include 356,080 shares owned by Mr. Lamont’s wife or 71,780 shares owned by a trust of which Mr. Lamont’s wife is the beneficiary. Mr. Lamont disclaims beneficial ownership of all 427,860 shares. A total of 176,000 of such shares are pledged as security for a credit facility.

(5)	Shares are held by a trust for the benefit of Mr. Waterman’s wife and adult children. Mr. Waterman’s wife is a trustee of the trust. Mr. Waterman disclaims beneficial ownership of the trust shares.

Principal Stockholders

The following table and notes set forth information as of the dates indicated concerning persons known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock, based on filings with the SEC:

Name and Address	Number of Shares Beneficially Owned		Percent of Class(1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	4,778,299	(2)	8.6%

Select Equity Group, L.P. and George S. Loening 380 Lafayette Street, 6th Floor New York, NY 10003	4,524,759	(3)	8.1%

The Vanguard Group. 100 Vanguard Blvd Malvern, PA 19355	3,301,202	(4)	5.9%

(1)	Based on the Company’s outstanding shares of common stock on March 2, 2015.

(2)	Based on Schedule 13G, dated January 23, 2015, filed by BlackRock, Inc. with the SEC.

(3)	Based on Schedule 13G, dated February 13, 2015, filed by Select Equity Group, L.P. and George S. Loening with the SEC.

(4)	Based on Schedule 13G, dated February 10, 2015, filed by The Vanguard Group with the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and executive officers, and persons who own beneficially more than 10% of the Company’s common stock, are required under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) to file reports of beneficial ownership and changes in beneficial ownership of the Company’s common stock with the SEC and the NYSE. Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that its executive officers and directors complied with all Section 16(a) filing requirements during 2014.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Named Executive Officers

The Company’s “named executive officers” for 2014 and their positions with the Company at the end of 2014 were Joseph H. Pyne, Chairman of the Board, David W. Grzebinski, President and Chief Executive Officer, C. Andrew Smith, Executive Vice President and Chief Financial Officer, and the three other most highly compensated executive officers for 2014, consisting of William G. Ivey, President-Marine Transportation Group and President of the Company’s principal inland marine transportation subsidiary, James F. Farley, President of the Company’s principal offshore marine transportation subsidiary, and Gregory R. Binion, former President-Marine Transportation Group who resigned as an officer of the Company effective February 15, 2014. Mr. Pyne served as Chief Executive Officer until April 29, 2014, when he was succeeded by Mr. Grzebinski. Mr. Grzebinski served as Chief Financial Officer until February 25, 2014, when he was succeeded by Mr. Smith.

Compensation of the named executive officers is provided primarily by three compensation elements: (1) base salary, (2) annual incentive compensation and (3) long-term incentives, including stock options, restricted stock and performance awards. The overall goal of the Company’s compensation program is to pay compensation competitive with similar corporations and to tie annual incentives and long-term incentives to corporate performance and a return to the Company’s stockholders.

Compensation Objectives

The objectives of the compensation program are:

•	to attract and retain senior executives with competitive compensation opportunities;

•	to achieve consistent performance over time; and

•	to achieve performance that results in increased profitability and stockholder value.

The Company’s executive compensation program is designed to reward:

•

performance that contributes to the long-term growth and stability of the Company and the effectiveness of management in carrying out strategic objectives identified for the Company (through the base salary);

•	the financial and operational success of the Company for the current year (through the annual incentive plan); and

•	the future growth and profitability of the Company (through long-term incentive compensation awards).

Company Performance

The Company achieved strong financial results in 2014. The following table summarizes a number of key financial measures for 2013 and 2014 (dollars in millions except per share amounts):

	2013	2014	Increase
Total assets	$3,683	$4,142	12%
Total revenues	$2,242	$2,566	14%
Net earnings attributable to Kirby	$253	$282	11%
EBITDA(1)	$598	$643	8%
Earnings per share (diluted)(1)	$4.44	$4.93	11%
Return on total capital(1)	15.4%	16.6%	8%

(1)	Performance measures for annual and long-term incentive compensation discussed under “Elements of Compensation — Annual Incentive Compensation” below.

The Company’s total stockholder return was a negative 19% for the last year and a positive 23% for the last three years.

Chief Executive Officer Compensation and Transition

Mr. Pyne’s salary remained at $840,000 while he served as Chairman of the Board and Chief Executive Officer, the same as in 2013, and was reduced to $650,000 when he relinquished the position of Chief Executive Officer effective April 29, 2014. He earned cash incentive compensation payments of $1,984,035 (a decrease of 26% from 2013) and received equity compensation awards with a grant date fair value of $1,500,420 (a decrease of 30% from 2013). A total of 58% of his direct compensation (annual bonus, three-year performance award and stock options) was performance-based.

Mr. Grzebinski’s salary increased from $450,000 in 2013, when he served as Executive Vice President and Chief Financial Officer, to $500,000 (an 11% increase) on January 1, 2014, when he became President and Chief Operating Officer, and then to $700,000 (a 40% increase) in April 2014, when he became President and Chief

Executive Officer. He earned cash incentive compensation payments of $959,839 (an increase of 32% from 2013) and received equity compensation awards with a grant date fair value of $1,265,028 (an increase of 107% over 2013). A total of 48% of his direct compensation (annual bonus, three-year performance award and stock options) was performance-based.

Compensation Committee

The Compensation Committee (the “Committee”) of the Board has the authority and responsibility to (1) determine the salaries for executive officers of the Company, (2) administer the Company’s annual incentive compensation program, (3) administer all of the Company’s stock option and incentive compensation plans and grant stock options, restricted stock and other awards under the plans and (4) review and make recommendations to the Board with respect to incentive and equity-based compensation plans and any other forms of compensation for executive officers of the Company. The Committee is composed of four members, all of whom are “independent directors,” “Non-Employee Directors” and “outside directors” as those terms are defined in relevant NYSE standards and federal securities and tax regulations.

The Committee does not delegate any of its authority to determine executive compensation. The Committee considers recommendations from the Chief Executive Officer in making its compensation decisions for executive officers other than the Chief Executive Officer. The Committee will usually follow those recommendations when setting compensation for other executive officers since the Chief Executive Officer is in the best position to evaluate the contributions of the other executive officers to the success of the Company. The Committee undertakes an independent evaluation of the individual performance of the Chief Executive Officer prior to setting his compensation. The Committee also engaged a compensation consultant in connection with its compensation decisions for 2014.

In determining the compensation of the named executive officers, the Committee considered all elements of total compensation, including salary, annual incentive compensation, equity-based and other long-term incentive compensation and projected payouts under the Company’s retirement plans. The Committee also relied in part on the marketplace analysis prepared by Frederic W. Cook & Co., Inc., a compensation consulting firm retained by the Committee (the “Consultant”), to determine that the Committee’s compensation decisions, both as to specific elements of compensation and as to aggregate compensation, were in a reasonable range for comparable companies and for the positions held by the named executive officers. The Committee also considered the Consultant’s analysis in evaluating internal pay equity among the named executive officers. From that foundation, the Committee refined the individual compensation decisions based on a number of factors, including the prior year’s compensation, the performance of the Company or its business groups, individual performance of the named executive officer, any increased responsibilities assigned to a particular executive officer, the recommendations of the Chief Executive Officer (except as to his own compensation) and considerations of internal pay equity. However, the final decisions of the Committee are to some extent subjective and do not result from a formulaic application of any of those factors.

Say on Pay

At the Company’s 2014 Annual Meeting, stockholders approved the compensation of the Company’s named executive officers by 98% of the votes cast. Although the Company interpreted the vote as an endorsement of its executive compensation policies and practices, the Committee continues to reevaluate the principal elements of the Company’s executive compensation on an ongoing basis, although no material changes were made for 2014.

Compensation Consultant

For 2014, the Committee engaged the Consultant to provide information for the Committee to consider in making compensation decisions. The Consultant was engaged directly by the Committee to:

•	review the reference group of comparable companies used for comparisons of Company performance and executive compensation;

•	perform a marketplace analysis of direct compensation for senior executive officers compared to the reference group of companies and published compensation surveys;

•	update the Committee on current trends in executive compensation;

•	consult with the Committee concerning risks of the Company’s compensation policies and practices;

•	consult with the Committee concerning the evaluation of executive compensation by proxy advisory firms;

•	analyze compensation considerations relating to the Company’s succession plan for the positions of Chief Executive Officer and Chief Financial Officer;

•	consult with the Committee with respect to the SEC’s executive compensation rulemaking pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act; and

•	review the Company’s director compensation program.

At the Committee’s request, the Consultant has addressed the six independence factors for compensation committee advisers that are identified in SEC regulations. The Committee concluded that there are no conflicts of interest that affect the work of the Consultant for the Committee. The Consultant was not retained by the Company or any of its affiliates (other than the Committee) to perform any services during 2014.

Elements of Compensation

Reference Group

Compensation information for a reference group of comparable companies used by the Committee in making compensation decisions was provided by the Consultant. See “Benchmarking” below for more detail and a listing of the companies in the reference group.

Salary

The Committee attempts to set base salaries for the named executive officers at approximately the median for comparable companies. The Committee and management believe that the Company is a leader in the industries in which it operates and that its employees are frequently targeted by its competitors. Therefore, the Committee generally attempts to set compensation at levels to keep pace with inflation and the competitive market to avoid losing valuable employees.

Based on information available in January 2014, the Consultant determined that the Company’s salaries for its named executive officers averaged approximately 97% of the median for the reference group and that salaries for all of the named executive officers continuing with the Company were below the market median for comparable positions. When Mr. Grzebinski succeeded Mr. Pyne as Chief Executive Officer of the Company in 2014, his annual salary was increased from $500,000 to $700,000, while Mr. Pyne’s annual salary was reduced from $840,000 to $650,000. When Mr. Smith joined the Company in January 2014, his salary was set at $350,000 in anticipation of his succeeding Mr. Grzebinski as Chief Financial Officer. Based on available information, the Committee determined that the 2014 salaries for Mr. Grzebinski and Mr. Smith were below the median salaries for comparable positions with companies in the reference group, attributable in part to the fact that 2014 was their first year as Chief Executive Officer and Chief Financial Officer, respectively. Mr. Ivey’s salary was increased from $355,000 to $400,000 in 2014, while Mr. Farley’s salary was increased from $340,000 to $350,000, leaving both at approximately the median for comparable positions. Since few meaningful comparisons to the reference group were available for Mr. Pyne in the role of an executive Chairman of the Board, the Committee based his salary and other compensation for 2014 on its assessment of his continuing value as an active executive Chairman of the Board of the Company, following his very successful 19-year tenure as Chief Executive Officer of the Company. Mr. Binion’s compensation for 2014 was primarily in the form of severance compensation described under “Severance Compensation” below.

Annual Incentive Compensation

With regard to the annual cash incentives for executive officers, the Committee attempts to set annual incentive compensation targets at a level such that, with target performance by an executive officer and the Company, the total cash compensation (base salary plus annual incentive bonus) for the executive officer will be at approximately the median for comparable companies and positions, but with a superior performance by an executive officer and the Company, the total cash compensation for the executive officer will be above the median. Based on the market analysis provided to the Committee by the Consultant, the Committee determined that the target total cash compensation for 2014 for the five named executive officers continuing with the Company would be within the median range in the aggregate, although the variation in individual cases ranged from 82% to 111% of the median. Despite the Company’s strong performance in 2014, actual total cash compensation for the five continuing named executive officers in the aggregate was below the median, and was below the 25th percentile for Mr. Grzebinski and Mr. Smith when compared to reference group and survey information for the positions with the Company they held at the end of the year. Mr. Pyne, Mr. Grzebinski and Mr. Smith all held different positions with the Company at the end of 2014 than they held at the beginning of the year when compensation was initially determined. While the Committee made certain adjustments to compensation during the year that it considered appropriate, the changes in key executive positions made comparisons of target and actual total cash compensation with reference group and survey information less meaningful. The Committee believes that providing total annual cash compensation above the median for similar corporations and positions is appropriate since a significant portion of each executive officer’s total annual cash compensation is at risk due to both individual performance factors and the Company’s success in achieving the targeted performance measures described below. The annual incentive compensation constitutes a significant portion of direct cash compensation and can vary significantly from year to year depending on the Company’s achievement of those performance measures.

Bonuses paid under the Company’s annual incentive plan are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. For 2014, the Committee established the achievement by the Company of net earnings greater than $1,000,000 as the performance goal required for any participants in the plan to receive a bonus. The Committee also established objectives for three equally weighted performance measures for the year, based on the budget for the year that is prepared by management and approved by the Board, to serve as the basis for determining the total amount to be paid out pursuant to the annual incentive plan. Target annual incentive compensation expressed as a percentage of a participant’s base salary was established for each participant in the plan and an interim incentive payment amount was determined for each participant based on the extent to which the three performance measures were achieved by each of the Company’s business groups and by the Company as a whole. The aggregate amount of the bonus pool for the year was equal to the sum of the interim incentive payment amounts so determined for all participants. The interim incentive payment amount for each participant serves as a guideline for the individual awards, but each individual bonus may be above or below that level. However, in no event will a bonus paid to any participant exceed 200% of the target bonus for that participant. The Committee may decrease (but not increase) the bonus paid to any participant below that maximum amount based on such quantitative or qualitative criteria as the Committee determines to be appropriate.

The three performance measures are EBITDA, return on total capital and earnings per share. EBITDA for the year is calculated by adding the following amounts shown in the Company’s audited financial statements: (1) net earnings attributable to Kirby, (2) depreciation and amortization, (3) interest expense and (4) provision for taxes on income. Return on total capital for the year is calculated by dividing (i) net earnings attributable to Kirby plus provision for taxes on income plus interest expense by (ii) the average of total equity plus long-term debt for the year. Earnings per share is diluted net earnings per share attributable to the Company’s common stockholders as shown in the Company’s Consolidated Statements of Earnings.

In addition to the target bonus established for each participant in the annual incentive plan, the Committee also established a range of possible incentive compensation payments, with no payment unless at least 80% of the target performance is achieved and a maximum possible award of 200% of the target amount if 120% of the target performance is achieved. Annual incentive compensation payments for most employees of the Company itself (a holding company which conducts operations through its subsidiaries) are based entirely on the performance of the Company as a whole. Payments for the heads of the Company’s business groups and for certain management level employees with responsibilities for more than one business group are based partly on the performance of the business groups and partly on overall Company performance.

For 2014, the Company exceeded $1,000,000 in net earnings, the performance goal that had to be achieved for any plan participants to receive incentive payments. In addition, the target and actual amounts for the three additional performance measures for the Company were:

	Target	Actual
EBITDA	$643 million	$643 million
Return on total capital	16.3%	16.6%
Earnings per share	$4.83	$4.93

For 2014, the Committee set the target annual incentive compensation for the named executive officers at the following percentages of base salary: Joseph H. Pyne (105%), David W. Grzebinski (90%), William G. Ivey (70%), C. Andrew Smith (70%), James F. Farley (70%) and Gregory R. Binion (70%). The target percentage for Mr. Pyne was reduced to 90%, effective April 29, 2014, when he relinquished his position as Chief Executive Officer. The target percentages were set at levels which the Committee determined, based in part on analysis by the Consultant, are commensurate with their responsibilities, consistent with the Company’s executive compensation philosophy, internally equitable and competitive for executives with their qualifications and experience. Payouts under the annual incentive plan for 2014 were 106.3% of the target amount for Mr. Pyne, Mr. Grzebinski and Mr. Smith (employees of the parent Company), 99.4% of the target amount for Mr. Ivey, President — Marine Transportation Group and the President of the Company’s principal inland marine transportation subsidiary, and 100.5% of the target amount for Mr. Farley, the President of the Company’s principal offshore marine transportation subsidiary. Mr. Binion left the Company in February 2014 and received the compensation described under “Severance Compensation” below.

The Committee awarded an amount equal to the interim incentive payment calculated under the plan, without adjustment, to each continuing named executive officer for 2014 after determining that the performance of each of the officers met expectations for the year. Those determinations for the Chairman of the Board and the Chief Executive Officer were based on the performance evaluation of the Chief Executive Officer conducted by the Board under the guidance of the Governance Committee and on the extent of the Company’s achievement of its financial, operational and strategic goals for 2014. The determination for the other named executive officers was based primarily on evaluations and recommendations made by the Chairman of the Board and the Chief Executive Officer, as well as on the Board’s interaction with the other named executive officers during the previous year in relation to matters in their areas of responsibility.

Long-Term Incentive Compensation

The Committee’s objective for long-term incentive compensation for executive officers is generally to fall between the 50th and 75th percentiles (depending on performance) in long-term incentive compensation of similar corporations and positions. The primary long-term incentives for executive officers are stock options, restricted stock and cash performance awards. The Committee views stock option and restricted stock awards as a regular component of compensation for executive officers, as well as for managerial level employees generally, because the Committee believes that such awards provide an incentive for key employees to remain with the Company and focus on the long-term performance of the Company. The long-term incentive compensation supplies the incentive of tying a meaningful portion of total compensation to Company performance, as well as business group and individual performance. In addition, the ultimate value of the options and shares of restricted stock granted depends on the Company’s stock price, aligning the interests of recipients of those awards with the interests of the Company’s stockholders.

In 2014, the Committee granted nonqualified stock options covering 38,562 shares of common stock and 32,105 shares of restricted stock to the named executive officers. Those numbers include options and shares granted under the long-term incentive compensation program discussed below. The options were granted at a price equal to the fair market value of the Company’s common stock on the date of grant, vest in equal increments over three years and have a term of seven years. The restricted stock vests in equal increments over five years.

The Company maintains a long-term incentive compensation program for selected senior executives that is administered by the Committee. The program allows the grant of incentive stock options, nonincentive stock options, restricted stock, performance shares and performance units (or any combination thereof). The objective of the program is to provide long-term incentive compensation to the specified executives in an amount that falls between the 50th and 75th percentiles (depending on performance) when compared to companies or business units of similar size. The actual value realized will be based on the Company’s performance over a period of approximately 3-7 years.

Under the program, the elements of long-term compensation to be awarded, as well as the executives selected to participate, are determined each year by the Committee. For 2014, the Committee determined that the executives who would receive awards under the long-term incentive compensation program would include the five named executive officers and that 20% of the target value of the awards would be in the form of stock options, 40% in the form of restricted stock and 40% in the form of cash performance awards. The target values of the awards, broken down by the three components, were as follows:

	Stock Options	Restricted Stock	Performance Awards	Total
Joseph H. Pyne	$500,000	$1,000,000	$1,000,000	$2,500,000
David W. Grzebinski	420,000	840,000	840,000	2,100,000
William G. Ivey	200,000	400,000	400,000	1,000,000
C. Andrew Smith	125,000	250,000	250,000	625,000
James F. Farley	120,000	240,000	240,000	600,000

The options vest over a three-year period and the restricted stock vests over a five-year period. The performance awards are based on a three-year performance period beginning January 1, 2014. The percentage of the target award paid at the end of the performance period will be based on the Company’s achievement on a cumulative basis for the three-year period of the objective levels of EBITDA, return on total capital and earnings per share established under its annual incentive plan, with the three factors equally weighted. The officers will be paid the target amount if 100% of the objective performance measures is achieved over the three-year period. The payment can range from zero if less than 80% of the objective performance measures is achieved to a maximum of 200% of the target award for the achievement of 130% or more of the objective performance measures.

The amount and form of the long-term incentive compensation awards, including the specific mix of long-term incentive compensation elements, were based in part on an analysis of market data on the amounts of awards and recommendations on the form of awards provided by the Consultant to the Committee.

Chief Executive Officer

During 2014, Joseph H. Pyne served as Chairman of the Board and Chief Executive Officer from January 1 until April 29. His salary remained at an annual rate of $840,000 during that period and was then reduced to an annual rate of $650,000 for the balance of the year when he continued to serve as an executive Chairman of the Board but was succeeded as Chief Executive Officer by David W. Grzebinski. His total salary for 2014 was

$713,333, a 14% reduction from his salary for 2013. The $1,984,035 in non-equity incentive plan compensation shown for Mr. Pyne in the Summary Compensation Table consisted of (1) $715,635 determined under the annual incentive plan described above and (2) a $1,268,400 payment earned by Mr. Pyne for the 2012-2014 performance period under a cash performance award granted as part of the Company’s long-term incentive compensation program that was based on the formula for the performance award that was established by the Committee when the award was made at the beginning of 2012.

When Mr. Grzebinski succeeded Mr. Pyne as Chief Executive Officer, his salary was increased from an annual rate of $500,000 to an annual rate of $700,000, which resulted in a total salary for 2014 of $650,000, an increase of 48% over his salary for 2013 when he served as Executive Vice President and Chief Financial Officer. The $959,839 in non-equity incentive plan compensation shown for Mr. Grzebinski in the Summary Compensation Table consisted of (1) $621,599 determined under the annual incentive plan described above and (2) a $338,240 payment earned by Mr. Grzebinski for the 2012-2014 performance period under a cash performance award granted as part of the Company’s long-term incentive compensation program that was based on the formula for the performance award that was established by the Committee when the award was made at the beginning of 2012.

The base salaries of the two persons who served as Chief Executive Officer during the year were generally based on the same factors and criteria outlined above, which include compensation paid to chief executives of similar corporations, individual as well as corporate performance and a general correlation with the compensation of other executive officers of the Company. For 2014, comparisons with companies in the reference group or based on survey information were more difficult because of the implementation of the Company’s succession plan. Mr. Pyne made the transition from Chairman of the Board and Chief Executive Officer to an executive Chairman of the Board, a position for which the Consultant did not find meaningful comparisons within the reference group. Mr. Grzebinski made the transitions from Executive Vice President and Chief Financial Officer to President, Chief Operating Officer and Chief Financial Officer, then to President and Chief Operating Officer and finally to President and Chief Executive Officer during the year, making comparisons with other companies difficult in his case as well. In setting the compensation of Mr. Pyne and Mr. Grzebinski, the Committee considered the Company’s success in achieving the financial, operational and strategic corporate goals established for the previous year, as well as the annual evaluation of the Chief Executive Officer’s performance conducted by the Board under the guidance of its Governance Committee. In setting the compensation of Mr. Grzebinski, the Committee also considered his performance as Chief Financial Officer, which included operating responsibilities, as well as the best comparisons available with comparable companies. However, neither the achievement of corporate goals, the performance evaluation nor any other particular aspect of Company or individual performance is given any specific weighting or tied by any type of formula to decisions on the Chief Executive Officer’s base salary or long-term incentive compensation awards.

Chief Financial Officer

In January 2014, the Company hired Mr. Smith to be Chief Financial Officer. In addition to his base salary, and his annual and long-term incentive compensation discussed above, the Company made a one-time grant to Mr. Smith of restricted stock valued at $499,260 and vesting over five years to compensate him for unvested equity compensation from his previous employer that he forfeited to accept employment with the Company. The Committee determined that the total compensation package for Mr. Smith was reasonable and competitive with the compensation required to attract an executive with his experience for the position of Chief Financial Officer of the Company.

Severance Compensation

Effective February 15, 2014, Mr. Binion resigned from his position as President-Marine Transportation Group of the Company. Mr. Binion had served for over 25 years in sales, operating and executive positions with the Company and a predecessor company. In addition to his salary to the date of his resignation, annual incentive compensation for 2013 and a payment earned under the three-year performance award for performance period 2011-2013, the Committee in its discretion approved a cash severance payment in the amount of approximately $2,948,000. The Committee concluded that the severance payment was reasonable in amount based on Mr. Binion’s long and valuable service to the Company, taking into consideration his unvested stock options and restricted stock, a two-year noncompetition, nonsolicitation and confidentiality agreement entered into by Mr. Binion with the Company and past compensation decisions with respect to executives in comparable positions with comparable experience who have made long-term contributions to the Company.

Retirement Plans

The Company maintains two primary retirement plans in which the named executive officers are eligible to participate on the same basis as broad categories of employees — a Profit Sharing Plan and a 401(k) Plan. Most of the Company’s shore-based employees are eligible to participate in the Profit Sharing Plan. The aggregate contributions made to the plan by the Company are allocated among the participants according to base salary. All employees of the Company are eligible to participate in the 401(k) Plan, under which the Company will match employee contributions in an amount up to 3% of an employee’s base salary.

The Company maintains an unfunded, nonqualified Deferred Compensation Plan for Key Employees, which is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Company’s Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The plan is designed to restore benefits for employees being compensated in excess of certain limits (base salary of $260,000 per annum for 2014). In 2014, the Committee approved contributions for each participant at the maximum amounts allowed by the Plan.

Perquisites and Personal Benefits

The only perquisites or other personal benefits that the Company provides to the named executive officers are an automobile allowance that is given to approximately 130 executive and management employees, personal financial planning services and payment of the cost of club memberships that are used for both business and personal purposes. The Committee believes the personal benefits are reasonable in amount and help the Company attract and retain key employees.

Employment/Severance Agreements

Except for accelerated vesting of outstanding stock options, restricted stock and performance awards upon a change in control of the Company, there are no special compensation arrangements related to severance or change-in-control events. The Company has no employment agreements with any of its executive officers.

Benchmarking

The Committee uses information provided by the Consultant to benchmark executive compensation and assist in the design of its incentive plans. Marketplace analysis developed by the Consultant has been based in part on a reference group of companies. The companies in the reference group were selected because they are of a similar size to the Company in revenue and market capitalization, generate comparable returns on assets, equity and capital and have primary operations in at least one of the same business segments as the Company. In determining competitive market levels for the elements of executive compensation, the Consultant used a combination of reference group proxy data and data from published compensation surveys.

The reference group companies used by the Consultant in 2014 were:

ABM Industries Incorporated	Oceaneering International, Inc.

Bristow Group Inc.	Oil States International, Inc.

Cameron International Corporation	SEACOR Holdings Inc.

Exterran Holdings, Inc.	Superior Energy Services, Inc.

FMC Technologies, Inc.	Tidewater Inc.

Helix Energy Solutions Group, Inc.	UTi Worldwide Inc.

Key Energy Services, Inc.	Waste Connections, Inc.

McDermott International, Inc.	Werner Enterprises, Inc.

Based on the most recent executive compensation review prepared by the Consultant for the Committee, compensation for the five named executive officers continuing with the Company, both as to total direct compensation and each element of compensation, was generally below the median, and in the case of the Chief Executive Officer and the Chief Financial Officer below the 25th percentile, for comparable companies based on reference group and survey data.

The Consultant also provided the Committee data on the Company’s financial performance relative to the reference group of comparable companies based on public information. The Company, which is between the median and the 75th percentile of the companies in the reference group in size, ranked above the median for the reference group, and in many cases in the top quartile, for both one-year (2013) and three-year (2011-2013) periods on a broad range of financial performance measures, including return on equity, return on assets, return on total capital, revenue and earnings per share growth and total stockholder return. The only exception was one-year total stockholder return which was below the median, although three-year total stockholder return was above the median.

Other Compensation Matters

Compensation Related Risk

With the assistance of the Consultant, the Committee undertook a review of the Company’s compensation policies and practices and concluded that the Company’s compensation programs do not encourage excessive risk taking and do not present risks that are reasonably likely to have a material adverse effect on the Company.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer and the three other most highly compensated executive officers other than the Chief Financial Officer. Certain performance-based compensation, however, is specifically exempt from the deduction limit. The Committee does take steps to qualify compensation for deductibility to the extent practical, but may award compensation that is not deductible when such an award would be in the Company’s best interests.

Timing of Compensation Decisions

The Committee generally makes executive compensation decisions in January of each year. Options have always been granted at an exercise price equal to the fair market value of the Company’s stock on the date of grant. Options granted at the regular January meeting of the Committee, which takes place several days before the Company’s public release of earnings information for the previous year, are granted at an exercise price equal to the fair market value of the Company’s stock on a specified date shortly after the earnings release, in which case the later date is considered the date of grant.

Stock Ownership Guidelines

The Board has established stock ownership guidelines for executive officers and directors of the Company and its subsidiaries. Executive officers must be in compliance within five years after becoming an executive officer, but are expected to accumulate the required number of shares ratably over the applicable five-year period. Under the guidelines, the Chief Executive Officer is required to own common stock of the Company having a value equal to four times his base salary. For the other named executive officers, the requirement is three times base salary. As of March 2, 2015, all named executive officers still with the Company were in compliance with the stock ownership guidelines.

Hedging

The Company does not have a separate policy on hedging the economic risk of ownership of Company stock, but the Company’s insider trading policy prohibits employees and directors from engaging in short sales of the Company’s stock or in transactions involving options to buy or sell the Company’s stock (other than stock options granted by the Company).

Compensation Committee Report

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed with management the Compensation Discussion and Analysis in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

C. Sean Day, Chairman Bob G. Gower William M. Lamont, Jr. Monte J. Miller

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are, and during 2014 were, Mr. Day, Mr. Gower, Mr. Lamont and Mr. Miller. None of such persons is or has been an officer or employee of the Company or any of its subsidiaries. In 2014, no executive officer of the Company served on the board of directors or compensation committee of another entity, any of whose executive officers served on the Board or Compensation Committee of the Company.

Compensation Tables

Summary Compensation Table

Name and Principal Position		Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
Joseph H. Pyne	2014	$713,333	$1,000,380	$500,040	$1,984,035	$55,048	$38,271	$4,291,107
Chairman of the Board	2013	827,500	1,387,620	751,032	2,679,355	(60,234)	168,068	5,753,341
	2012	772,500	1,204,920	648,252	2,334,224	46,210	170,819	5,176,925

David W. Grzebinski	2014	650,000	844,980	420,048	959,839	—	21,824	2,896,691
President and Chief Executive Officer	2013	440,000	396,480	214,560	728,104	—	101,230	1,880,374
	2012	395,000	321,300	172,872	585,103	—	80,137	1,554,412

William G. Ivey	2014	388,750	400,260	200,016	548,592	—	29,896	1,567,514
President-Marine Transportation Group	2013	352,500	277,500	150,192	322,626	—	83,241	1,186,059
and President of Kirby Inland Marine, LP	2012	342,500	271,140	145,872	232,797	—	79,018	1,071,327

C. Andrew Smith(5)	2014	346,186	749,340	125,064	257,491	—	25,845	1,503,926
Executive Vice President	2013	—	—	—	—	—	—	—
and Chief Financial Officer	2012	—	—	—	—	—	—	—

James F. Farley	2014	347,500	239,940	119,988	475,186	—	22,137	1,204,751
President of Kirby Offshore Marine,	2013	337,500	237,900	128,736	345,752	—	76,894	1,126,782
LLC	2012	326,375	234,720	143,172	233,717	—	71,783	1,009,767

Gregory R. Binion(6)	2014	56,250	—	—	—	26,291	2,950,969	3,033,510
Former President — Marine Transportation Group	2013 2012	450,000 445,000	396,480 361,500	214,560 194,472	833,534 725,391	(14,421 14,553)	95,850 91,693	1,976,003 1,832,609

(1)	The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant date fair value related to restricted stock awards and option grants to the named executive officers, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8, Stock Award Plans, in the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2014. The actual number of stock awards and options granted in 2014 is shown in the “Grants of Plan Based Awards During 2014” table.

(2)	Amounts include payments under the Company’s annual incentive plan and payments pursuant to three-year performance awards. Both the annual incentive plan and the performance awards are described in more detail in the “Compensation Discussion and Analysis” above.

(3)	The amounts for Mr. Pyne reflect the aggregate change during 2014, 2013 and 2012 in the present value of his accumulated benefit under a Deferred Compensation Agreement with Kirby Inland Marine, LP. The amounts for Mr. Binion reflect the change in the present value of his accumulated benefits during 2014, 2013 and 2012 under the Kirby Pension Plan. Since Mr. Binion’s benefits in the Kirby Pension Plan were frozen as of December 31, 1999, the changes in present value are due only to changes in assumptions and the passage of time.

(4)

Amounts for 2014 include an automobile allowance, club memberships, group life insurance and personal financial planning services for Mr. Pyne, an automobile allowance, club memberships and group life insurance for Mr. Grzebinski and Mr. Smith, an automobile allowance, club membership, group life insurance, health spending account contribution and a service award for Mr. Ivey, an automobile allowance, group life insurance and health spending account contribution for Mr. Farley and an automobile allowance for Mr. Binion. The Company’s contributions under the Company’s Profit Sharing Plan and Deferred Compensation Plan for Key Employees for 2014, which would otherwise be included in this column, have not been determined as of the date of this Proxy Statement. For 2013, the Company’s contributions under the Profit Sharing Plan were as follows: $19,795 to Mr. Pyne, $29,307 to Mr. Grzebinski, $19,795 to Mr. Ivey, $24,628 to Mr. Farley and $27,320 to Mr. Binion. Also, cash distributions were made in 2014 for excess benefit contributions in 2013 under the Profit Sharing Plan as follows: $16,167 to Mr. Pyne, $6,654 to Mr. Grzebinski, $16,167 to Mr. Ivey, $11,334 to Mr. Farley and $8,642 to Mr. Binion. For 2013, the

Company’s contributions under the Deferred Compensation Plan for Key Employees were as follows: $97,898 to Mr. Pyne, $31,635 to Mr. Grzebinski, $16,673 to Mr. Ivey, $14,108 to Mr. Farley and $33,345 to Mr. Binion. The amount in 2014 for Mr. Binion includes a severance payment of $2,948,006.

(5)	Mr. Smith became an employee of the Company in January 2014. He has served as Executive Vice President and Chief Financial Officer since April 2014.

(6)	Effective February 15, 2014, Mr. Binion resigned from his position as President – Marine Transportation Group of the Company.

Grants of Plan Based Awards During 2014

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise Price of Option Awards ($/sh)(4)	Grant Date Fair Value of Stock and Option Awards(5)
Name		Threshold	Target	Maximum
Joseph H. Pyne	02/03/14	$200,000	$1,000,000	$2,000,000
	03/10/14				9,585			$1,000,380
	03/10/14					13,752	$104.37	500,040

David W. Grzebinski	01/02/14				4,960			484,800
	01/02/14					7,041	96.85	240,012
	02/03/14	168,000	840,000	1,680,000
	02/25/14				3,550			360,180
	02/25/14					5,118	101.46	180,036

William G. Ivey	02/03/14	80,000	400,000	800,000
	02/25/14				3,945			400,260
	02/25/14					5,685	101.46	200,016

C. Andrew Smith	01/06/14				5,235			499,260
	02/03/14	50,000	250,000	500,000
	02/25/14				2,465			250,080
	02/25/14					3,555	101.46	125,064

James F. Farley	02/03/14	48,000	240,000	480,000
	02/25/14				2,365			239,940
	02/25/14					3,411	101.46	119,988

(1)	Amounts shown represent long-term performance awards made to the named executive officers in 2014 for the 2014-2016 performance period under the Company’s long-term incentive compensation program. The performance awards are based on a three-year performance period beginning January 1, 2014. The percentage of the target award paid at the end of the performance period will be based on the achievement by the Company (in the case of Mr. Pyne, Mr. Grzebinski and Mr. Smith) or by the Company and its business groups (in the case of Mr. Ivey and Mr. Farley) on a cumulative basis for the three-year performance period of the objective levels of EBITDA, return on total capital and earnings per share established under the Company’s annual incentive plan. The threshold amount is payable if 80% of the performance target is achieved and the maximum amount is payable if 130% or more of the performance target is achieved; if less than 80% is achieved, there is no payment. For 2014, the first year of the performance period, the Company and its business groups achieved approximately 97%-101%, of the target performance measures (depending on the weighting for the different participants), but any payout to the participating executive officers cannot be determined until the remaining two years of the performance period are completed.

(2)	Represents the number of shares of restricted stock awarded in 2014 under the Company’s 2005 Stock and Incentive Plan. The restricted stock vests 20% on January 24th of each year following the original award dates.

(3)

Represents the number of stock options awarded in 2014 under the Company’s 2005 Stock and Incentive Plan. These options become exercisable one-third after one year, two-thirds after two years, and are fully exercisable after three years from the date of grant. The exercise price for the options may be paid with shares of common stock owned for at least six months. No stock appreciation rights were granted with the stock options.

(4)	The exercise price per share is equal to the closing price per share of the Company’s common stock on the date of grant.

(5)	The grant date fair values are calculated based in accordance with FASB ASC Topic 718. For restricted stock awarded on January 2, 2014 and January 6, 2014, the restricted shares are valued at the average of the high and low prices of the Company’s common stock on the date of grant, resulting in fair values of $97.75 and $95.38 on January 2, 2014 and January 6, 2014, respectively. For restricted stock awarded after January 6, 2014, the shares are valued at the closing stock price of the Company’s common stock on the date of grant, resulting in fair values of $101.46 and $104.37 on February 25, 2014 and March 10, 2014, respectively. The Black-Scholes option pricing model is used to determine the fair value of stock options, resulting in fair values of $34.09, $35.18 and $36.36 on January 2, 2014, February 25, 2014 and March 10, 2014, respectively.

Outstanding Equity Awards at December 31, 2014

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)
Joseph H. Pyne	29,413	—	$46.74	01/31/18	54,109	$4,368,761
	20,128	10,065	65.28	02/15/19
	10,580	21,162	70.65	02/04/20
	—	13,752	104.37	03/10/21

David W. Grzebinski	8,910	—	31.35	02/08/17	19,717	1,591,951
	6,128	—	46.74	01/31/18
	5,368	2,684	65.28	02/15/19
	3,023	6,046	70.65	02/04/20
	—	7,041	96.85	01/02/21
	—	5,118	101.46	02/25/21

William G. Ivey	4,529	2,265	65.28	02/15/19	13,078	1,055,918
	2,116	4,232	70.65	02/04/20
	—	5,685	101.46	02/25/21

C. Andrew Smith	—	3,555	101.46	02/25/21	7,700	621,698

James F. Farley	4,360	2,180	66.72	02/06/19	10,603	856,086
	1,813	3,628	70.65	02/04/20
	—	3,411	101.46	02/25/21

(1)	The unexercisable options held by the named executive officers are exercisable or become exercisable, as follows:

Grant Date	Vesting Date	Joseph H. Pyne	David W. Grzebinski	William G. Ivey	C. Andrew Smith	James F. Farley
02/06/12	02/06/15	—	—	—	—	2,180

02/15/12	02/15/15	10,065	2,684	2,265	—	—

02/04/13	02/04/15	10,581	3,023	2,116	—	1,814
	02/04/16	10,581	3,023	2,116	—	1,814

01/02/14	01/02/15	—	2,347	—	—	—
	01/02/16	—	2,347	—	—	—
	01/02/17	—	2,347	—	—	—

02/25/14	02/25/15	—	1,706	1,895	1,185	1,137
	02/25/16	—	1,706	1,895	1,185	1,137
	02/25/17	—	1,706	1,895	1,185	1,137

03/10/14	03/10/15	4,584	—	—	—	—
	03/10/16	4,584	—	—	—	—
	03/10/17	4,584	—	—	—	—

(2)	The vesting dates of the restricted stock awards for the named executive officers are as follows:

		Date Granted
Name	Vesting Dates	01/25/10	02/01/10	02/08/10	01/24/11	01/31/11	01/23/12	02/15/12	02/04/13	01/02/14	01/06/14	02/25/14	03/10/14	Total
Joseph H. Pyne	01/24/15	—	7,371	—	—	5,135	—	3,676	3,963	—	—	—	1,917	22,062
	01/24/16	—	—	—	—	5,135	—	3,677	3,963	—	—	—	1,917	14,692
	01/24/17	—	—	—	—	—	—	3,677	3,963	—	—	—	1,917	9,557
	01/24/18	—	—	—	—	—	—	—	3,964	—	—	—	1,917	5,881
	01/24/19	—	—	—	—	—	—	—	—	—	—	—	1,917	1,917

David W. Grzebinski	01/24/15	—	—	1,595	—	1,070	—	980	1,132	992	—	710	—	6,479
	01/24/16	—	—	—	—	1,070	—	981	1,132	992	—	710	—	4,885
	01/24/17	—	—	—	—	—	—	981	1,133	992	—	710	—	3,816
	01/24/18	—	—	—	—	—	—	—	1,133	992	—	710	—	2,835
	01/24/19	—	—	—	—	—	—	—	—	992	—	710	—	1,702

William G. Ivey	01/24/15	1,280	—	—	1,100	—	—	827	792	—	—	789	—	4,788
	01/24/16	—	—	—	1,100	—	—	827	793	—	—	789	—	3,509
	01/24/17	—	—	—	—	—	—	828	793	—	—	789	—	2,410
	01/24/18	—	—	—	—	—	—	—	793	—	—	789	—	1,582
	01/24/19	—	—	—	—	—	—	—	—	—	—	789	—	789

C. Andrew Smith	01/24/15	—	—	—	—	—	—	—	—	—	1,047	493	—	1,540
	01/24/16	—	—	—	—	—	—	—	—	—	1,047	493	—	1,540
	01/24/17	—	—	—	—	—	—	—	—	—	1,047	493	—	1,540
	01/24/18	—	—	—	—	—	—	—	—	—	1,047	493	—	1,540
	01/24/19	—	—	—	—	—	—	—	—	—	1,047	493	—	1,540

James F. Farley	01/24/15	1,280	—	—	1,100	—	680	—	679	—	—	473	—	4,212
	01/24/16	—	—	—	1,100	—	680	—	679	—	—	473	—	2,932
	01/24/17	—	—	—	—	—	680	—	680	—	—	473	—	1,833
	01/24/18	—	—	—	—	—	—	—	680	—	—	473	—	1,153
	01/24/19	—	—	—	—	—	—	—	—	—	—	473	—	473

(3)	The market value of the shares of restricted stock that had not vested as of December 31, 2014 is calculated using the closing price of the Company’s common stock on December 31, 2014, which was $80.74 per share.

Option Exercises and Stock Vested During 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Joseph H. Pyne	41,178	$3,196,310	28,979	$2,844,289
David W. Grzebinski	—	—	4,777	468,863
William G. Ivey	11,050	706,155	5,919	580,950
James F. Farley	10,300	571,650	5,659	555,431
Gregory R. Binion	28,238	1,459,674	7,842	769,692

(1)	Based on the closing price of the Company’s common stock on the date of exercise.

(2)	Based on the closing price of the Company’s common stock on the date of vesting.

Pension Benefits

Name	Plan Name	Years of Credited Service	Present Value of Accumulated Benefit
Joseph H. Pyne	Kirby Inland Marine LP — Deferred Compensation Plan(1)	—	$654,244
Gregory R. Binion	Kirby Pension Plan(2)	11	105,459

(1)	Kirby Inland Marine, LP has an unfunded Deferred Compensation Agreement with Mr. Pyne in connection with his previous employment as its President. Mr. Pyne has enough years of service to qualify for the maximum payment of $4,175 per month under the agreement. The agreement provides for benefits to Mr. Pyne of $4,175 per month commencing upon the later of his severance from the employment of the Company or his 65th birthday and continuing until the month of his death. If Mr. Pyne should die prior to receiving such deferred compensation, the agreement provides for monthly payments to his beneficiary for a period of not less than 60 nor more than 120 months, depending on the circumstances. The agreement also provides that no benefits will be paid if Mr. Pyne is terminated for a “wrongful action” (as defined in the agreement).

(2)	The Company sponsors a defined benefit plan, the Kirby Pension Plan, for vessel personnel and shore based tankermen employed by certain subsidiaries of the Company. Shoreside personnel employed by Hollywood Marine, Inc. prior to its merger with a subsidiary of the Company in 1999, including Mr. Binion, also are participants in the Kirby Pension Plan, but ceased to accrue additional benefits effective December 31, 1999. The Company contributes such amounts as are necessary on an actuarial basis to provide the Kirby Pension Plan with assets sufficient to meet the benefits paid to participants.

Nonqualified Deferred Compensation

Name	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Balance at Last Fiscal Year End
Joseph H. Pyne	$—	$146,206	$2,595,393
David W. Grzebinski	—	3,334	95,758
William G. Ivey	—	11,255	243,710
James F. Farley	—	4,820	110,524
Gregory R. Binion(3)	—	31,773	105,459

(1)	The Company has an unfunded, nonqualified Deferred Compensation Plan for Key Employees which was adopted effective January 1, 1992. The Plan is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Company’s Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The benefits under the Deferred Compensation Plan are designed to restore benefits for employees with base salary in excess of a certain level (base salary of $260,000 for 2014). Contributions for 2014, which would otherwise be included in this column, have not been determined as of the date of this Proxy Statement. For 2013, the Company’s contributions under the Deferred Compensation Plan for Key Employees were as follows: $97,898 to Mr. Pyne, $31,635 to Mr. Grzebinski, $16,673 to Mr. Ivey, $14,108 to Mr. Farley and $33,345 to Mr. Binion.

(2)	Earnings on deferred compensation under the Deferred Compensation Plan for Key Employees are calculated in the same manner and at the same rate as earnings on externally managed investments of salaried employees participating in the Company’s Profit Sharing Plan.

(3)	Following Mr. Binion’s resignation from the Company, his $159,728 balance under the Deferred Compensation Plan for Key Employees was distributed to him in September 2014.

Equity Compensation Plan Information as of December 31, 2014

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by stockholders	322,956	$69.95	2,540,946
Equity compensation plans not approved by stockholders(1)	298,334	$60.01	559,881
Total	621,290	$65.17	3,100,827

(1)	The only plan included in the table that was adopted without stockholder approval was the 2000 Nonemployee Director Stock Plan, the material features of which are summarized under “BOARD OF DIRECTORS — Director Compensation.” Subsequent increases in the number of shares that may be issued under that plan were approved by the stockholders in 2008 and 2012.

Potential Payments Upon Change in Control

If a change in control were to have occurred on December 31, 2014, all of the named executive officers’ outstanding options to acquire Company common stock would have become immediately exercisable. The options were granted at a price equal to the fair market value of the Company’s common stock on the date of grant, vest in equal increments over three years and have a term of seven years. Restricted stock awards granted to the named executive officers would have immediately vested. The restricted stock awards vest in equal increments over five years. Performance awards would have been considered earned so that holders of the awards would have been entitled to receive the target performance award the holder could have earned for the proportionate part of the performance period prior to the change in control. The outstanding options would have become immediately exercisable and the restricted stock award and performance awards would have become immediately vested regardless of whether the named executive officer was terminated or voluntarily terminated employment following the change of control. The value of the stock options and restricted stock awards is based on the Company’s closing market price of $80.74 per share on December 31, 2014.

Joseph H. Pyne

Mr. Pyne’s options to purchase an aggregate of 31,227 shares of common stock would have become fully exercisable on December 31, 2014, if a change in control had occurred on that date. Under the terms of Mr. Pyne’s stock options, he would have to pay $2,152,139 to purchase the shares. Accordingly, the maximum value of the accelerated vesting of the 31,227 options would have been $369,129 ($80.74 per share value on December 31, 2014, multiplied by 31,227 shares minus $2,152,139, the aggregate exercise price of the options).

Mr. Pyne had 54,109 shares of restricted stock that were not vested as of December 31, 2014. If a change of control had occurred on that date, the 54,109 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Pyne’s restricted stock would have been $4,368,761 ($80.74 per share value on December 31, 2014, multiplied by 54,109 restricted shares).

On December 31, 2014, Mr. Pyne would have become entitled to payments under previously granted performance awards totaling $1,350,667 if a change in control had occurred on that date.

David W. Grzebinski

Mr. Grzebinski’s options to purchase an aggregate of 8,730 shares of common stock would have become fully exercisable on December 31, 2014, if a change in control had occurred on that date. Under the terms of

Mr. Grzebinski’s stock options, he would have to pay $602,361 to purchase the shares. Accordingly, the maximum value of the accelerated vesting of the 8,730 options would have been $102,499 ($80.74 per share value on December 31, 2014, multiplied by 8,730 shares minus $602,361, the aggregate exercise price of the options).

Mr. Grzebinski had 19,717 shares of restricted stock that were not vested as of December 31, 2014. If a change of control had occurred on that date, the 19,717 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Grzebinski’s restricted stock would have been $1,591,951 ($80.74 per share value on December 31, 2014, multiplied by 19,717 restricted shares).

On December 31, 2014, Mr. Grzebinski would have become entitled to payments under previously granted performance awards totaling $573,253 if a change in control had occurred on that date.

William G. Ivey

Mr. Ivey’s options to purchase an aggregate of 6,497 shares of common stock would have become fully exercisable on December 31, 2014, if a change in control had occurred on that date. Under the terms of Mr. Ivey’s stock options, he would have to pay $446,850 to purchase the shares. Accordingly, the maximum value of the accelerated vesting of the 6,497 options would have been $77,718 ($80.74 per share value on December 31, 2014, multiplied by 6,497 shares minus $446,850, the aggregate exercise price of the options).

Mr. Ivey had 13,078 shares of restricted stock that were not vested as of December 31, 2014. If a change of control had occurred on that date, the 13,078 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Ivey’s restricted stock would have been $1,055,918 ($80.74 per share value on December 31, 2014, multiplied by 13,078 restricted shares).

On December 31, 2014, Mr. Ivey would have become entitled to payments under previously granted performance awards totaling $322,906 if a change in control had occurred on that date.

C. Andrew Smith

Mr. Smith had 7,700 shares of restricted stock that were not vested as of December 31, 2014. If a change of control had occurred on that date, the 7,700 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Smith’s restricted stock would have been $621,698 ($80.74 per share value on December 31, 2014, multiplied by 7,700 restricted shares).

On December 31, 2014, Mr. Smith would have become entitled to payments under previously granted performance awards totaling $84,500 if a change in control had occurred on that date.

James F. Farley

Mr. Farley’s options to purchase an aggregate of 5,808 shares of common stock would have become fully exercisable on December 31, 2014, if a change in control had occurred on that date. Under the terms of Mr. Farley’s stock options, he would have to pay $401,768 to purchase the shares. Accordingly, the maximum value of the accelerated vesting of the 5,808 options would have been $67,170 ($80.74 per share value on December 31, 2014, multiplied by 5,808 shares minus $401,768, the aggregate exercise price of the options).

Mr. Farley had 10,603 shares of restricted stock that were not vested as of December 31, 2014. If a change of control had occurred on that date, the 10,603 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Farley’s restricted stock would have been $856,086 ($80.74 per share value on December 31, 2014, multiplied by 10,603 restricted shares).

On December 31, 2014, Mr. Farley would have become entitled to payments under previously granted performance awards totaling $252,800 if a change in control had occurred on that date.

REAPPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE OBJECTIVES UNDER

THE 2005 STOCK AND INCENTIVE PLAN (ITEM 2)

The Company is asking stockholders to reapprove the material terms of the performance objectives that may be established for performance awards granted under the Company’s 2005 Stock and Incentive Plan, as amended to date (the “2005 Plan”). The approval is necessary to preserve the Company’s federal income tax deduction for performance-based compensation paid to certain executive officers under section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Board of Directors of the Company unanimously recommends that you vote “FOR” the reapproval of the material terms of the performance objectives under the 2005 Plan.

Background

Section 162(m) generally imposes an annual deduction limit of $1,000,000 on the amount of compensation paid to each of the Chief Executive Officer and the three other most highly compensated officers of the Company other than the Chief Financial Officer. The deduction limit does not apply to performance-based compensation that satisfies the requirements of Section 162(m). The 2005 Plan was adopted by the Board and originally approved by stockholders in 2005. One of the requirements of Section 162(m) for performance-based compensation is that the material terms of the performance objectives under the 2005 Plan be reapproved by the Company’s stockholders every five years. The material terms were last approved by stockholders in 2010. The material terms include (1) the employees eligible to receive compensation under the 2005 Plan, (2) the business criteria on which the performance objectives may be based and (3) the maximum amount of cash that may be paid to any participant in the 2005 Plan pursuant to a performance award in any calendar year. Employees of the Company or its subsidiaries are eligible to receive awards under the 2005 Plan. Performance awards granted under the 2005 Plan may be payable in cash, stock or a combination and are subject to the achievement of one or more performance objectives established by the Committee. The performance objectives must be based on earnings, cash flow, economic value added, total stockholder return, return on equity, return on capital, return on assets, revenues, operating profit, EBITDA, net profit, earnings per share, stock price, cost reduction goals, debt to capital ratio, financial return ratios, profit or operating margins, working capital or any combination of those measures, for the Company as a whole or for one or more of its subsidiaries or other business units. The 2005 Plan provides that the maximum amount of cash that may be paid to any participant in the Plan pursuant to any performance award during any calendar year is $5,000,000.

The material terms of the performance objectives that stockholders are being asked to approve are unchanged from those previously approved by stockholders. There are no amendments to the 2005 Plan proposed for this Annual Meeting.

The following table shows the target values of annual incentive compensation awards for 2015 and cash performance awards covering three-year performance periods ending in 2015 or later made to the named executive officers continuing with the Company and the identified groups under the 2005 Plan. Gregory R. Binion left the Company in February 2014 and received the compensation described under “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — Severance Compensation” above. The actual payments under the awards cannot be determined until the end of 2015 or the end of the three-year performance periods, as the case may be, when the Company’s achievement of the performance objectives for the awards can be measured and each officer’s eligibility for a payment under the terms of the annual incentive plan and the 2005 Plan can be determined.

	Annual Incentive Compensation 2015	Three-Year Performance Awards
Name		2013-15	2014-16	2015-17
Joseph H. Pyne	$601,875	$1,400,000	$1,000,000	$1,000,000
David W. Grzebinski	767,500	400,000	840,000	1,100,000
William G. Ivey	288,400	280,000	400,000	400,000
C. Andrew Smith	271,250	—	250,000	280,000
James F. Farley	251,563	240,000	240,000	240,000
All current executive officers as a group	3,387,189	3,160,000	3,050,000	3,340,000
All employees (other than executive officers) as a group	14,705,791	—	—	—
Non-officer directors as a group	—	—	—	—

A total of 5,000,000 shares of common stock may be issued under the 2005 Plan, of which a total of 2,304,182 remain available for future awards as of March 2, 2015. The terms of options and restricted stock granted under the 2005 Plan are described in the “Compensation Discussion and Analysis” above. The following table shows the number of shares of common stock subject to option and restricted stock grants that have been awarded to the named executive officers continuing with the Company and the identified groups under the 2005 Plan since its inception. The closing stock price of the Company’s common stock on the NYSE on March 2, 2015 was $78.20 per share.

Name	Shares Subject to Options	Shares of Restricted Stock
Joseph H. Pyne	411,053	266,825
David W. Grzebinski	66,161	84,525
William G. Ivey	95,421	51,679
C. Andrew Smith	9,114	11,435
James F. Farley	84,459	46,662
All current executive officers as a group	792,552	599,234
All employees (other than executive officers) as a group	477,394	826,638
Non-officer directors as a group	—	—

The amounts of future cash or equity awards that may be made to officers of the Company under the 2005 Plan are not determinable at this time, since any such awards are made in the discretion of the Compensation Committee. Nonemployee directors are not eligible for awards under the 2005 Plan.

Summary of the 2005 Plan

The material features of the 2005 Plan are discussed below. The discussion is subject to, and is qualified in its entirety by, the full text of the 2005 Plan, which is attached as Exhibit A to this Proxy Statement.

General

Purpose

The purpose of the 2005 Plan is to advance the interests of the Company by providing an additional incentive to attract and retain qualified and competent employees for the Company and its subsidiaries, upon whose efforts and judgment the success of the Company is largely dependent, through the award of options to purchase shares of common stock, shares of restricted stock and performance awards.

Eligibility

Employees of the Company and its subsidiaries are eligible to participate in the 2005 Plan.

Types of Awards

The 2005 Plan authorizes the granting of incentive stock options (“Incentive Options”) and nonincentive stock options (“Nonincentive Options”) to purchase common stock of the Company to employees of the Company. Unless the context otherwise requires, the term “Options” includes both Incentive Options and Nonincentive Options.

The 2005 Plan also authorizes awards of restricted stock (“Restricted Stock”). The vesting and number of shares of a Restricted Stock award may be conditioned upon one or a combination of:

•	the completion of a specified period of service with the Company;

•	the attainment of goals related to the performance of the Company or a division, department or unit of the Company;

•	the performance of the Company’s common stock; or

•	the performance of the recipient of the Restricted Stock award.

The 2005 Plan also authorizes awards intended to be “performance-based compensation” which are payable in stock, cash or a combination of stock and cash (“Performance Awards”). Any Performance Awards granted will vest upon the achievement of performance objectives. The Compensation Committee establishes the performance objectives, the length of the performance period and the form and time of payment of the award.

Administration

The 2005 Plan is administered by the Compensation Committee. The Compensation Committee has the authority to interpret and adopt rules and regulations for carrying out the 2005 Plan.

Shares of Common Stock Subject to the 2005 Plan

A total of 5,000,000 shares of common stock (subject to adjustment as discussed below) may be issued under the 2005 Plan.

Exercise Price of Options

The exercise price of Options granted under the 2005 Plan shall be any price determined by the Compensation Committee, but may not be less than the fair market value of the common stock on the date of grant. The exercise price of Incentive Options shall not be less than 110% of the fair market value on the date of grant if the optionee owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company.

Price of Restricted Stock

The price, if any, to be paid by a recipient for Restricted Stock awarded under the 2005 Plan shall be determined by the Compensation Committee.

Restrictions on Transfer of Awards

No award granted under the 2005 Plan is transferable otherwise than by will or by the laws of descent and distribution. During the lifetime of a participant, each award will be exercisable only by the participant or the guardian or legal representative of the participant.

Restrictions on Transfer of Restricted Stock

A participant may not sell, transfer, assign or pledge shares of Restricted Stock until the shares have vested.

Exercisability of Options

In granting Options, the Compensation Committee, in its sole discretion, may determine the terms and conditions under which the Options shall be exercisable.

The Compensation Committee also has the right, exercisable in its sole discretion, to accelerate the date on which all or any portion of an Option may be exercised or otherwise waive or amend any conditions in respect of all or a portion of the Options held by an optionee.

In the event of a Change in Control (as defined in the 2005 Plan), all Options outstanding at the time of the Change in Control will become immediately exercisable unless otherwise provided in the option agreement. In the event of a merger, consolidation or other reorganization of the Company in which the Company is not the surviving entity, the Compensation Committee may provide for payment of cash or securities of the Company in satisfaction of the Options.

Vesting of Restricted Stock

In granting Restricted Stock awards, the Compensation Committee, in its sole discretion, may determine the terms and conditions under which the Restricted Stock awards shall vest.

The Compensation Committee also has the right, exercisable in its sole discretion, to accelerate the date on which Restricted Stock may vest or otherwise waive or amend any conditions in respect of a grant of Restricted Stock.

In the event of a Change in Control, all shares of Restricted Stock will vest unless the restricted stock agreement with the recipient specifies otherwise.

Terms of Performance Awards

In granting performance awards, the Compensation Committee may determine the target and maximum value of the performance award and the date or dates when performance awards are earned. However, for performance awards granted to the chief executive officer or the three most highly compensated officers of the Company other than the chief executive officer and the chief financial officer, the Compensation Committee may not grant performance awards after the earlier of:

•	90 days after the beginning of the performance period;

•	the date on which 25% of the performance period has elapsed; or

•	the date on which the satisfaction of the performance objectives becomes substantially certain.

Expiration of Options

The expiration date of an Option is determined by the Compensation Committee at the time of the grant. If an optionee’s employment is terminated for cause, any Options held by the optionee terminate automatically and without notice. The 2005 Plan further provides that in most instances an Option must be exercised by the optionee within 30 days after the termination of an optionee’s employment with the Company (for any reason other than termination for cause, mental or physical disability or death), if and to the extent such Option was exercisable on the date of such termination.

Expiration of Restricted Stock Awards

The requirements for vesting of Restricted Stock are determined by the Compensation Committee at the time of the grant. If an employee’s employment is terminated before all of the Restricted Stock held by the employee has vested, the shares of Restricted Stock that have not vested shall be forfeited and any purchase price paid by the employee for the forfeited shares shall be returned to the employee. If other conditions to the vesting of Restricted Stock have not been satisfied prior to any deadline for the satisfaction of the conditions established by the Compensation Committee, the shares of Restricted Stock shall be forfeited and any purchase price paid by the employee shall be returned to the employee.

Expiration of Performance Awards

The performance periods are determined by the Compensation Committee at the time of grant. If a participant’s employment is terminated due to death, disability or retirement before the end of a performance period, a proportionate part of the performance award, to the extent earned as a result of the full or partial achievement of the performance objectives during the performance period, will be paid after the end of the performance period. If a participant’s employment is terminated for any other reason, the participant shall not be entitled to any part of the performance award.

Term of the 2005 Plan

The 2005 Plan is of unlimited duration. However, no Incentive Options shall be granted on or after April 26, 2015, the tenth anniversary of the effective date of the 2005 Plan.

Adjustments

The 2005 Plan gives the Compensation Committee authority to make appropriate adjustments to the number of shares with respect to which Options may be granted, to the number of shares subject to outstanding Options and to the exercise price of outstanding Options in the event of a change in the capitalization of the Company, a distribution to stockholders other than regular cash dividends, a recapitalization resulting in a split-up or consolidation of shares or a share repurchase at a price in excess of the market price of the shares at the time the repurchase is announced.

Amendments

The Board has the right to terminate, amend or modify the 2005 Plan at any time, subject to stockholder approval if required by applicable law or regulation or by applicable stock exchange rules; provided that the action may not impair the rights of a participant with respect to an outstanding award without the written consent of such participant.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax consequences of the issuance and receipt of options and awards pursuant to the 2005 Plan under the law as in effect on the date of this Proxy Statement. The rules governing the tax treatment of such options and awards are quite technical, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary does not purport to cover all federal employment tax or other federal tax consequences associated with the 2005 Plan, nor does it address state, local or non-U.S. taxes.

Grants of Options

Under current tax laws, the grant of an Option will not be a taxable event to the optionee and the Company will not be entitled to a deduction with respect to the grant.

Exercise of Options

Upon the exercise of a Nonincentive Option, an optionee will recognize ordinary income in the year of exercise equal to the excess of the then fair market value of the shares of common stock on the exercise date over the exercise price. The taxable income recognized upon exercise of a Nonincentive Option will be treated as compensation income subject to withholding and the Company will be entitled to deduct as a compensation expense an amount equal to the ordinary income an optionee recognizes with respect to such exercise.

The general rule for Incentive Options is that gain or loss from the sale or exchange of shares acquired on the exercise of an Incentive Option will be treated as capital gain or loss. However, if shares acquired on the exercise of an Incentive Option are disposed of within two years from the date of grant or within one year after exercise (a “disqualifying disposition”), the optionee will recognize ordinary income in the year of the disqualifying disposition equal to the lower of (i) the excess of the amount realized over the exercise price or (ii) excess of the fair market value of the common stock at the time of the exercise over the exercise price and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by the optionee. In addition, the optionee will recognize on the disqualifying disposition, as long-term or short-term capital gain depending on the length of time the stock was held after the Option was exercised, the amount, if any, by which the amount realized in the disqualifying disposition exceeds the fair market value of the common stock at the time of the exercise. If, however, the sales price is less than the fair market value at the date of exercise, then the ordinary income recognized by the optionee is generally limited to the excess of the sales price over the option price. In both situations, the Company’s tax deduction is limited to the amount of ordinary income recognized by the optionee. Different consequences apply for an optionee subject to the alternative minimum tax, and special tax rules apply when all or a portion of the exercise price of an Incentive Option is paid by delivery of already owned shares.

Restricted Stock

Unless a recipient who receives Restricted Stock makes an election under Section 83(b) of the Code, the recipient generally is not required to recognize ordinary income on the award of the Restricted Stock. Instead, on the date the shares vest (i.e., become transferable and no longer subject to forfeiture), the recipient will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on such date over the amount, if any, paid for such shares. If a Section 83(b) election has not been made, any dividends received with respect to Restricted Stock that is subject to a risk of forfeiture or restrictions on transfer generally will be treated as compensation taxable as ordinary income to the recipient. If a recipient makes a Section 83(b) election, the recipient will recognize ordinary income on the date the shares are awarded. The amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the recipient will not be required to recognize additional ordinary income when the shares vest.

Performance Awards

Upon payment of a Performance Award in cash, the recipient is required to recognize ordinary income in the amount of the payment. Upon payment of a performance award in shares of common stock, the recipient will be taxed at ordinary income tax rates on the fair market value of the stock received. In both cases, the Company will generally be entitled to a corresponding tax deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Code.

Section 162(m) Effect on Deductibility

Section 162(m) generally disallows a tax deduction to publicly held companies for compensation exceeding $1,000,000 paid to certain of the company’s most highly paid executives, subject to an exception that would allow the deduction of certain performance-based compensation. The Options and Performance Awards granted under the 2005 Plan are intended to qualify as performance-based compensation that will not be subject to the $1,000,000 limitation.

Withholding

Awards under the 2005 Plan may be subject to tax withholding. In that case, the Company has the right to reduce the number of shares of common stock deliverable pursuant to the 2005 Plan by an amount having a fair market value equal to the minimum statutory amount necessary to satisfy all federal and state tax withholding requirements or to deduct a corresponding amount from any cash payment to be made pursuant to the 2005 Plan. The Compensation Committee may permit participants to satisfy all or a portion of the minimum statutory withholding requirement by having shares withheld from the award.

Parachute Payments

Under the so-called “golden parachute” provisions of the Code, the accelerated vesting of Options, Restricted Stock, Performance Awards and benefits paid under any other awards in connection with a change of control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change of control, in excess of certain limits. If those limits are exceeded, a portion of the amounts payable to the participant may be subject to an additional 20% federal tax and may be nondeductible to the Company.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company is responsible for monitoring the integrity of the Company’s financial reporting, accounting procedures and internal controls. The Audit Committee is composed of three directors, all of whom are independent within the meaning of SEC and NYSE rules. The Audit Committee operates under a written charter adopted by the Board.

Management is primarily responsible for the Company’s financial reporting process and internal controls. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and issuing a report on the conformity of the financial statements with generally accepted accounting principles. The Company’s independent auditors are also responsible for performing an audit of the Company’s internal control over financial reporting. The Audit Committee is responsible for overseeing those processes.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2014 with management and the independent auditors. The Audit Committee also (a) discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”), (b) received the written disclosures and letter from the independent auditors required by the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and (c) discussed with the independent auditors their independence.

Based on the Audit Committee’s review of the audited financial statements for the year ended December 31, 2014 and the Audit Committee’s discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, which has been filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Richard R. Stewart, Chairman
Richard J. Alario
Bob G. Gower

RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 3)

The Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. KPMG served as the Company’s independent accounting firm for 2014. Although the Audit Committee has the sole authority and responsibility to select and evaluate the performance of the independent accounting firm for the Company, the Board is requesting, as a matter of good corporate governance, that the Company’s stockholders ratify the selection of KPMG for 2015.

The Board of Directors of the Company unanimously recommends that you vote “FOR” the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2015.

Ratification of the selection of KPMG requires the affirmative vote of a majority of the shares represented at the meeting in person or by proxy. If the stockholders do not ratify the selection of KPMG, the Audit Committee will reconsider the selection. However, because of the difficulty and expense of changing independent auditors at this point in the year, the selection of KPMG will probably be continued for 2015 in the absence of extraordinary reasons for making an immediate change. If the stockholders do ratify the selection of KPMG, the Audit Committee will retain the authority to make a change if warranted in its judgment.

Representatives of KPMG are expected to be present at the 2015 Annual Meeting of Stockholders, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Paid to the Independent Registered Public Accounting Firm

The following table sets forth the fees billed by KPMG, the Company’s independent registered public accounting firm, during the last two fiscal years:

	2014	2013
Audit Fees	$1,404,000	$1,288,000
Audit-Related Fees	107,000	95,000
Tax Fees	35,000	71,000

TOTAL	$1,546,000	$1,454,000

Audit Fees are fees for professional services rendered by KPMG for the audit of the Company’s annual financial statements, audit of internal control over financial reporting, review of the Company’s quarterly financial statements or services normally provided in connection with statutory or regulatory filings.

Audit-Related Fees are fees for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements. Services performed by KPMG in this category consisted of the audit of the Company’s benefit plans.

Tax Fees are fees for professional services rendered by KPMG for tax compliance, tax advice and tax planning. Services performed by KPMG in this category for 2014 included the review of the Company’s 2013 federal income tax return.

Each engagement of the independent registered public accounting firm to perform audit or non-audit services must be approved in advance by the Company’s Audit Committee or by its Chairman pursuant to delegated authority.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 4)

The Company is requesting your approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers as disclosed and discussed under “EXECUTIVE COMPENSATION” on pages 14-31 of this Proxy Statement. We believe that our executive compensation:

•	is competitive as necessary to attract and retain qualified executives;

•	is appropriately tied to Company and individual performance;

•	is designed with both short-term and long-term business objectives of the Company in mind;

•	does not encourage excessive risk-taking by the Company’s management; and

•	properly aligns the interests of management with those of the Company’s stockholders.

For those reasons, we are asking you to approve the following resolution:

RESOLVED that the compensation of the Company’s named executive officers as described under “EXECUTIVE COMPENSATION” in the Company’s Proxy Statement for its 2015 Annual Meeting of Stockholders is approved.

Although the vote on approval of executive compensation is not binding, the Compensation Committee and the Board will consider the result of the vote in making future compensation decisions.

The Board of Directors of the Company unanimously recommends that you vote “FOR” Proposal 4 approving the compensation of the named executive officers as disclosed in this Proxy Statement.

OTHER BUSINESS (PROPOSAL 5)

The Board knows of no other business to be brought before the Annual Meeting. However, if any other matters are properly presented, it is the intention of the persons named in the accompanying proxy to take such action as in their judgment is in the best interest of the Company and its stockholders.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Stockholder proposals must be received by the Company at its principal executive offices no later than November 19, 2015 to be considered for inclusion in the Company’s proxy statement and form of proxy for the 2016 Annual Meeting of Stockholders.

Under the Company’s Bylaws, written notice (containing the information required by the Bylaws) of any stockholder proposal for action at an annual meeting of stockholders (whether or not proposed for inclusion in the Company’s proxy materials) must be received by the Company at its principal executive offices not less than 90 nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of stockholders and must be a proper subject for stockholder action.

BY ORDER OF THE BOARD OF DIRECTORS

THOMAS G. ADLER Secretary

March 6, 2015

Houston, Texas

Exhibit A

KIRBY CORPORATION

2005 STOCK AND INCENTIVE PLAN

ARTICLE I

GENERAL

Section 1.1. Purpose. The purpose of this Plan is to advance the interests of Kirby Corporation, a Nevada corporation (the “Company”), by providing an additional incentive to attract and retain qualified and competent employees for the Company and its subsidiaries, upon whose efforts and judgment the success of the Company is largely dependent, through the award of (i) Options to purchase shares of Common Stock (which Options may be Incentive Stock Options or Nonincentive Stock Options); (ii) shares of Restricted Stock; and (iii) Performance Awards.

Section 1.2. Definitions. As used herein, the following terms shall have the meaning indicated:

(a) “Award” means a grant under this Plan in the form of Options, Restricted Stock, Performance Awards or any combination of the foregoing.

(b) “Board” means the Board of Directors of the Company.

(c) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of voting securities representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding voting securities;

(ii) The Board ceases to consist of a majority of Continuing Directors, with the term “Continuing Director” meaning a Director who (A) is a Director on the effective date of the Plan or (B) is nominated or appointed to serve as a Director by a majority of the then Continuing Directors;

(iii)(A) Any consolidation or merger of the Company or any Subsidiary that results in the holders of the Company’s voting securities immediately prior to the consolidation or merger having (directly or indirectly) less than a majority ownership interest in the outstanding voting securities of the surviving entity immediately after the consolidation or merger, (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or (C) the liquidation or dissolution of the Company;

(iv) The stockholders of the Company accept a share exchange, with the result that stockholders of the Company immediately before such share exchange do not own, immediately following such share exchange, at least a majority of the voting securities of the entity resulting from such share exchange in substantially the same proportion as their ownership of the voting securities outstanding immediately before such share exchange; or

(v) Any tender or exchange offer is made to acquire thirty percent (30%) or more of the voting securities of the Company, other than an offer made by the Company, and shares are acquired pursuant to that offer.

For purposes of this definition, the term “voting securities” means equity securities, or securities that are convertible or exchangeable into equity securities, that have the right to vote generally in the election of Directors.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means the Compensation Committee, if any, appointed by the Board.

(f) “Date of Grant” means the date on which the Committee takes formal action to grant an Award to an Eligible Person or such later date as may be specified by the Committee when approving the Award.

(g) “Director” means a member of the Board.

(h) “Disability” means mental or physical disability as determined by a medical doctor satisfactory to the Committee.

(i) “Eligible Person” means an employee of the Company or a Subsidiary.

(j) “Existing Plan” means the 2005 Stock and Incentive Plan as approved by the stockholders of the Company on April 26, 2005 and as amended through April 24, 2012.

(k) “Fair Market Value” of a Share means the closing price on the New York Stock Exchange on the day of reference. If the Shares are not listed for trading on the New York Stock Exchange, the Fair Market Value on the date of reference shall be determined by any fair and reasonable means prescribed by the Committee.

(l) “Incentive Stock Option” means an option that is an incentive stock option as defined in Section 422 of the Code.

(m) “Nonincentive Stock Option” means an option that is not an Incentive Stock Option.

(n) “Option” means any option granted under this Plan.

(o) “Optionee” means a person to whom a stock option is granted under this Plan or any successor to the rights of such person under this Plan by reason of the death of such person.

(p) “Participant” means a person to whom an Award is granted under the Plan.

(q) “Performance Award” means an Award granted pursuant to Article IV.

(r) “Performance Objectives” means the objectives established by the Committee pursuant to Section 4.1(b).

(s) “Performance Period” means the period over which the performance of a holder of a Performance Award is measured.

(t) “Plan” means this Kirby Corporation 2005 Stock and Incentive Plan.

(u) “Restricted Stock” means Shares granted under this Plan that are subject to restrictions imposed by the Committee pursuant to Article III.

(v) “Restricted Stock Award” means an award of Restricted Stock under this Plan.

(w) “Section 162(m) Participant” means each Participant who would be a “covered employee” under Section 162(m) of the Code.

(x) “Share” means a share of the common stock, par value ten cents ($0.10) per share, of the Company.

(y) “Subsidiary” means any corporation (other than the Company) in any unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

Section 1.3. Total Shares and Limitations.

(a) The maximum number of Shares that may be issued under the Plan shall be Five Million (5,000,000) Shares, which may be from Shares held in the Company’s treasury or from authorized and unissued Shares. If any Award granted under the Plan shall terminate, expire or be cancelled or surrendered as to any Shares, or the Award is paid in cash in lieu of Shares, the Shares that were subject to such Award shall not count against the above limit and shall again be available for grants under the Plan. Shares equal in number to the Shares surrendered in payment of the option price of an Option and Shares that are withheld in order to satisfy federal, state or local tax liability, shall not count against the above limit and shall be available for grants under the Plan. All Share numbers in the Plan reflect the 2-for-1 split of the common stock of the Company effected on May 31, 2006.

(b) The maximum aggregate number of Shares that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall be 1,000,000.

(c) The maximum number of Shares that may be issued to any Participant pursuant to the exercise of Options during any calendar year shall be 500,000.

(d) The maximum number of Shares that may be issued to any Participant pursuant to any Performance Award during the term of the Plan shall be 400,000.

(e) The maximum amount of cash that may be paid to any Participant pursuant to any Performance Award during any calendar year shall be $5,000,000.

Section 1.4. Awards Under the Plan.

(a) Only Eligible Persons may receive awards under the Plan. Awards to Eligible Persons may be in the form of (i) Options; (ii) shares of Restricted Stock; (iii) Performance Awards; or (iv) any combination of the foregoing. No Award shall confer on any person any right to continue as an employee of the Company or any Subsidiary.

(b) Each Award shall be evidenced by an agreement containing any terms deemed necessary or desirable by the Committee that are not inconsistent with the Plan or applicable law.

ARTICLE II

STOCK OPTIONS

Section 2.1. Grant of Options. The Committee may from time to time grant Options to Eligible Persons. Options may be Incentive Stock Options or Nonincentive Stock Options as designated by the Committee on or before the Date of Grant. If no such designation is made by the Committee for an Option, the Option shall be a Nonincentive Stock Option. The aggregate Fair Market Value (determined as of the Date of Grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year under the Plan and all such plans of the Company and any parent or subsidiary of the Company (as defined in Section 424 of the Code) shall not exceed $100,000.

Section 2.2. Exercise Price. The exercise price per Share for any Option shall be determined by the Committee, but shall not be less than the Fair Market Value on the Date of Grant and shall not be less than 110%

of the Fair Market Value on the Date of Grant for any Incentive Stock Option if the Optionee is a person who owns directly or indirectly (within the meaning of Section 422(b)(6) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company.

Section 2.3. Term of Option. The term of an Option shall be determined by the Committee, provided that, in the case of an Incentive Stock Option, if the grant is to a person who owns directly or indirectly (within the meaning of Section 422(b)(6) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the term of the Option shall not exceed five years from the Date of Grant. Notwithstanding any other provision of this Plan, no Option shall be exercised after the expiration of its term.

Section 2.4. Vesting. Options shall be exercisable at such times and subject to such terms and conditions as the Committee shall specify in the option agreement. Unless the option agreement specifies otherwise, the Committee shall have discretion at any time to accelerate such times and otherwise waive or amend any conditions in respect of all or any portion of any Options. Notwithstanding the other provisions of this Section 2.4 and unless otherwise provided in the option agreement, upon the occurrence of a Change in Control, all Options outstanding at the time of the Change in Control shall become immediately exercisable.

Section 2.5. Termination of Options.

(a) Except as otherwise provided in the option agreement, the portion of an Option that is exercisable shall automatically and without notice terminate upon the earliest to occur of the following:

(i) thirty (30) days after the date on which the Optionee ceases to be an Employee for any reason other than (x) death, (y) Disability or (z) termination for cause;

(ii) one (1) year after the date on which the Optionee ceases to be an Employee as a result of a Disability;

(iii) either (y) one (1) year after the death of the Optionee or (z) six (6) months after the death of the Optionee if the Optionee dies during the 30-day period described in Section 2.5(a)(i) or the one-year period described in Section 2.5(a)(ii);

(iv) the date on which the Optionee ceases to be an Employee as a result of a termination for cause; and

(v) the tenth anniversary of the Date of Grant of the Option.

(b) The portion of an Option that is not exercisable shall automatically and without notice terminate on the date on which the Optionee ceases to be an Employee for any reason.

(c) The Committee shall have discretion at any time to extend the term of any Nonincentive Stock Option to any date that is not later than the date described in Section 2.5(a)(v).

Section 2.6. Exercise of Options. An Option may be exercised in whole or in part to the extent exercisable in accordance with Section 2.4 and the option agreement. An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option and (ii) full payment of the aggregate exercise price of the Shares as to which the Option is exercised has been made. Unless further limited by the Committee for any Option, the exercise price of any Shares purchased shall be paid solely in cash, by certified or cashier’s check, by money order, by personal check or with Shares owned by the Optionee for at least six months, or by a combination of the foregoing. If the exercise price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value on the date received by the Company.

Section 2.7. Corporate Transactions.

(a) In the event of a merger, consolidation or other reorganization of the Company in which the Company is not the surviving entity, the Board or the Committee may provide for payment in cash or in securities of the Company or the surviving entity in lieu of and in complete satisfaction of Options.

(b) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of or exercise price of Shares then subject to outstanding Options granted under the Plan.

(c) Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock that would rank above the Shares subject to outstanding Options; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

Section 2.8. Issuance of Shares. No person shall be, or have any of the rights or privileges of, a stockholder of the Company with respect to any of the Shares subject to any Option unless and until such Shares (whether represented by certificates or in book-entry or other electronic form) shall have been issued and delivered to such person.

ARTICLE III

RESTRICTED STOCK

Section 3.1. Grant of Restricted Stock Awards. The Committee may from time to time grant Restricted Stock Awards to Eligible Persons.

Section 3.2. Terms and Conditions of Restricted Stock Awards. Each Restricted Stock Award shall specify the number of shares of Restricted Stock awarded, the price, if any, to be paid by the Participant receiving the Restricted Stock Award, the date or dates on which the Restricted Stock will vest and any other terms and conditions that the Committee may determine. The vesting and number of shares of Restricted Stock may be conditioned upon the completion of a specified period of service with the Company or its Subsidiaries or upon the attainment of any performance goals established by the Committee, including without limitation goals related to the performance of the Company or any Subsidiary, division, department or other unit of the Company, the performance of the Company’s common stock or other securities, the performance of the recipient of the Restricted Stock Award or any combination of the foregoing.

Section 3.3. Restrictions on Transfer. Unless otherwise provided in the grant relating to a Restricted Stock Award, the Restricted Stock granted to a Participant (whether represented by certificates or in book-entry or other electronic form) shall be registered in the Participant’s name or, at the option of the Committee, not issued until such time as the Restricted Stock shall become vested or as otherwise determined by the Committee. If certificates are issued prior to the shares of Restricted Stock becoming vested, such certificates shall either be held by the Company on behalf of the Participant, or delivered to the Participant bearing a legend to restrict transfer of the certificate until the Restricted Stock has vested, as determined by the Committee. The Committee shall determine whether the Participant shall have the right to vote and/or receive dividends on the Restricted Stock before it has vested. Except as may otherwise be expressly permitted by the Committee, no share of Restricted Stock may be sold, transferred, assigned or pledged by the Participant until such share has vested in accordance with the terms of the Restricted Stock Award. Unless the grant of a Restricted Stock Award specifies otherwise, in the event that a Participant ceases to be an Employee before all the Participant’s Restricted Stock has vested, or in the event other conditions to the vesting of Restricted Stock have not been satisfied prior to any deadline for the satisfaction of such conditions set forth in the award agreement, the shares of Restricted Stock that have not vested shall be forfeited and any purchase price paid by the Participant for the forfeited Shares shall be returned to the Participant. At the time Restricted Stock vests (and, if the Participant has been issued legended certificates for Restricted Stock, upon the return of such certificates to the Company), such vested shares shall be issued to the Participant (or the beneficiary designated by the Participant in the event of death), in certificated or book entry or other electronic form, free of all restrictions.

Section 3.4. Accelerated Vesting. Notwithstanding the vesting conditions set forth in a Restricted Stock Award, unless the Restricted Stock Award grant or other agreement with the Participant specifies otherwise:

(a) the Committee may in its discretion at any time accelerate the vesting of Restricted Stock or otherwise waive or amend any conditions of a grant of a Restricted Stock Award, and

(b) all shares of Restricted Stock shall vest upon a Change in Control of the Company.

Section 3.5. Section 83(b) Election. If a Participant receives Restricted Stock that is subject to a “substantial risk of forfeiture,” such Participant may elect under Section 83(b) of the Code to include in his or her gross income, for the taxable year in which the Restricted Stock is received, the excess of the Fair Market Value of such Restricted Stock on the Date of Grant (determined without regard to any restriction other than one which by its terms will never lapse), over the amount paid for the Restricted Stock. If the Participant makes the Section 83(b) election, the Participant shall (a) make such election in a manner that is satisfactory to the Committee, (b) provide the Company with a copy of such election, (c) agree to notify the Company promptly if any Internal Revenue Service or state tax agent, on audit or otherwise, questions the validity or correctness of such election or of the amount of income reportable on account of such election and (d) agree to such federal and state income tax withholding as the Committee may reasonably require in its sole discretion.

ARTICLE IV

PERFORMANCE AWARDS

Section 4.1. Terms and Conditions of Performance Awards. The Committee may from time to time grant Awards that are intended to be “performance-based compensation,” which are payable in stock, cash or a combination thereof, at the discretion of the Committee.

(a) Performance Period. The Committee shall establish a Performance Period for each Performance Award at the time such Performance Award is granted. A Performance Period may overlap with Performance Periods relating to other Performance Awards granted hereunder to the same Participant. The Committee shall not grant Performance Awards to Section 162(m) Participants after the earliest to occur of (i) the 90th day after the start of the Performance Period, (ii) the date on which 25% of the Performance Period has elapsed or (iii) the date on which the satisfaction of the Performance Objectives becomes substantially certain.

(b) Performance Objectives. The Committee shall establish written performance objectives for the Participant at the time of the grant of each Performance Award. Each Performance Award shall be contingent upon the achievement of the Performance Objectives established by the Committee. Performance Objectives shall be based on earnings, cash flow, economic value added, total stockholder return, return on equity, return on capital, return on assets, revenues, operating profit, EBITDA, net profit, earnings per share, stock price, cost reduction goals, debt to capital ratio, financial return ratios, profit or operating margins, working capital or any combination of the foregoing, for the Company on a consolidated basis or, if applicable, for one or more Subsidiaries, divisions, departments or other units of the Company or one or more of its Subsidiaries.

(c) Amount; Frequency. The Committee shall determine at the time of grant of Performance Awards the target and maximum values of Performance Awards and the date or dates when Performance Awards are earned.

(d) Payment. Following the end of each Performance Period, the holder of each Performance Award will be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Award, based on the achievement of the Performance Objectives for such Performance Period, as determined in writing by the Committee. Unless otherwise provided in the Performance Award, if the Participant exceeds the specified minimum level of acceptable achievement but does not attain the Performance Objectives, the Participant shall be deemed to have partly earned the Performance Award, and shall become entitled to receive a portion of the total award, as determined by the Committee. Unless otherwise provided in the Performance Award, if a Performance Award is granted after the start of a Performance Period, the Performance Award shall be reduced to reflect the portion of the Performance Period during which the Performance Award was in effect.

(e) Termination of Employment. Unless otherwise provided in the Performance Award, a Participant who receives a Performance Award and who ceases to be an Employee as a result of death, Disability or retirement before the end of the applicable Performance Period shall be entitled to receive, to the extent earned as a result of the full or partial achievement of the Performance Objectives during the Performance Period, a portion of the Performance Award that is proportional to the portion of the Performance Period during which the Participant was employed, with payment to be made following the end of the Performance Period. Unless otherwise provided in the Performance Award, a Participant who receives a Performance Award who ceases to be an Employee for any reason other than death, Disability or retirement shall not be entitled to any part of the Performance Award.

(f) Accelerated Vesting. Notwithstanding the vesting conditions set forth in a Performance Award, unless the Performance Award specifies otherwise (i) the Committee may in its discretion at any time accelerate the time at which the Performance Award is considered to have been earned or otherwise waive or amend any conditions (including but not limited to Performance Objectives) in respect of a Performance Award, and (ii) all Performance Awards shall be considered earned upon a Change in Control of the Company. In addition, upon a Change in Control of the Company, unless a Performance Award specifies otherwise, each Participant shall receive the target Performance Award such Participant could have earned for the proportionate part of the Performance Period prior to the Change in Control, and shall retain the right to earn any additional portion of his or her Performance Award if such Participant remains in the Company’s employ through the end of the Performance Period.

(g) Stockholder Rights. The holder of a Performance Award shall, as such, have none of the rights of a stockholder of the Company.

(h) Annual Incentive Plan. Cash awards based on the attainment of the performance objectives established under the Company’s Annual Incentive Plan may, in the Committee’s discretion, be considered Performance Awards granted under the Plan, provided that such awards are subject to the terms and conditions of this Article IV.

ARTICLE V

ADDITIONAL PROVISIONS

Section 5.1. Administration of the Plan. The Plan shall be administered by the Committee. The Committee shall have the authority to interpret the provisions of the Plan, to adopt such rules and regulations for carrying out the Plan as it may deem advisable, to decide conclusively all questions arising with respect to the Plan, to establish performance criteria in respect of Awards under the Plan, to determine whether Plan requirements have been met for any Participant in the Plan and to make all other determinations and take all other actions necessary or desirable for the administration of the Plan. All decisions and acts of the Committee shall be final and binding upon all affected Participants. If there is no Committee, the Board shall administer the Plan and in such case all references to the Committee shall be deemed to be references to the Board.

Section 5.2. Adjustments for Changes in Capitalization. In the event of any (a) stock dividends, stock splits, recapitalizations, combinations, exchanges of shares, mergers, consolidations, liquidations, split-ups, split-offs, spin-offs or other similar changes in capitalization, (b) distributions to stockholders, including a rights offering, other than regular cash dividends, (c) changes in the outstanding stock of the Company by reason of any increase or decrease in the number of issued Shares resulting from a split-up or consolidation of Shares or any similar capital adjustment or the payment of any stock dividend, (d) Share repurchase at a price in excess of the market price of the Shares at the time such repurchase is announced or (e) other similar increase or decrease in the number of the Shares, the Committee, in its sole discretion, shall make appropriate adjustment in the number and kind of shares authorized by the Plan in the number, price or kind of shares covered by the Awards and in any outstanding Awards under the Plan. In addition, upon the occurrence of any event described in this Section 5.2, the Committee, in its sole discretion, shall make appropriate adjustment in the limits specified in Section 1.3(b), (c) and (d) so that the effect of such limits is, as nearly as practicable, equivalent to the effect of such limits prior to the event in question, provided that any such adjustment complies with applicable laws and does not cause an award that is intended to satisfy the performance-based compensation exception under Section 162(m) of the Code to fail to satisfy the exception. In the event of any adjustment in the number of Shares covered by any Award, any fractional Shares resulting from such adjustment shall be disregarded and each such Award shall cover only the number of full Shares resulting from such adjustment.

Section 5.3. Amendment.

(a) The Board may amend or modify the Plan in any respect at any time, subject to stockholder approval if required by applicable law or regulation or by applicable stock exchange rules. Such action shall not impair any of the rights of any Participant with respect to any Award outstanding on the date of the amendment or modification without the Participant’s written consent.

(b) The Committee shall have the authority to amend any Award to include any provision which, at the time of such amendment, is authorized under the terms of the Plan; however, no outstanding Award may be revoked or altered in a manner unfavorable to the Participant without the written consent of the Participant.

Section 5.4. Transferability of Awards. An Award shall not be transferable by the Participant otherwise than by will or the laws of descent and distribution. So long as a Participant lives, only such Participant or his or her guardian or legal representative shall have the right to exercise such Award.

Section 5.5. Beneficiary. A Participant may file with the Company a written designation of beneficiary, on such form as may be prescribed by the Committee, to receive any Shares, Awards or payments that become deliverable to the Participant pursuant to the Plan after the Participant’s death. A Participant may, from time to time, amend or revoke a designation of beneficiary. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

Section 5.6. Non-uniform Determinations. Determinations by the Committee under the Plan (including, without limitation, determinations of the Eligible Persons to receive Awards, the form, amount and timing of Awards, the terms and provisions of Awards and the agreements evidencing Awards and provisions with respect to termination of employment) need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

Section 5.7. Duration and Termination. The Plan shall be of unlimited duration, provided that no Incentive Stock Option shall be granted under the Plan on or after the tenth anniversary of the effective date of the Plan. The Board may suspend, discontinue or terminate the Plan at any time. Such action shall not impair any of the rights of any holder of any Award outstanding on the date of the Plan’s suspension, discontinuance or termination without the holder’s written consent.

Section 5.8. Withholding. Prior to the issuance of any Shares under the Plan, arrangements satisfactory to the Committee in its sole discretion shall have been made for the Participant’s payment to the Company of the amount, if any, that the Committee determines to be necessary for the Company or Subsidiary employing the Participant to withhold in accordance with applicable federal or state income tax withholding requirements. If the Committee allows Shares to be withheld from an Award to satisfy such withholding requirements, the amount withheld in Shares shall not exceed the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. When payments under the Plan are made in cash, such payments shall be net of an amount sufficient to satisfy such withholding requirements.

Section 5.9. Agreements and Undertakings. As a condition of any issuance or transfer of Shares, the Committee may obtain such agreements or undertakings, if any, as it may deem necessary or advisable to assure compliance with any provision of the Plan, any agreement or any law or regulation including, but not limited to, the following:

(a) a representation, warranty or agreement by the Participant to the Company that the Participant is acquiring the Shares for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

(b) a representation, warranty or agreement to be bound by any restrictions that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any securities law deemed by the Committee to be applicable to the issuance of the Shares.

Section 5.10. Uncertificated Shares. In lieu of issuing stock certificates for Shares acquired pursuant to the Plan, the Company may issue such Shares in book-entry or other electronic or uncertificated form, unless prohibited by applicable law or regulation or by applicable stock exchange rules.

Section 5.11. Governing Law. The Plan shall be governed by the laws of the State of Texas except to the extent that federal law or Nevada corporate law is controlling.

Section 5.12. Effective Date. The Plan amends and restates the Existing Plan in its entirety, effective January 23, 2015.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain + 01 - Barry E. Davis 02 - Monte J. Miller 03 - Joseph H. Pyne For Against Abstain For Against Abstain 2. Reapproval of the material terms of the performance 3. Ratification of the selection of KPMG LLP as Kirby’s objectives under Kirby’s 2005 Stock and Incentive Plan. independent registered public accounting firm for 2015. 4. Advisory vote on the approval of the compensation of 5. The Proxies are authorized to vote in their discretion upon Kirby’s named executive officers. such other business as may properly come before the meeting. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UP X 2 3 1 9 1 8 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Kirby Corporation 55 Waugh Drive, Suite 1000 P.O. Box 1745 Houston, Texas 77251-1745 This Proxy is solicited on behalf of the Board of Directors of Kirby Corporation. The undersigned hereby appoints David W. Grzebinski, C. Andrew Smith, Ronald A. Dragg and Thomas G. Adler, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each to represent and to vote, as designated below, all the shares of common stock, par value $0.10 per share, of Kirby Corporation (the “Company”) held of record by the undersigned as of the close of business on March 2, 2015, at the Annual Meeting of Stockholders to be held on April 28, 2015, at 55 Waugh Drive, 9th floor, Houston, Texas 77007 at 10:00 A.M. (CDT) and any adjournment(s) thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PERSONS LISTED IN PROPOSAL 1. SHOULD ANY OF THEM REFUSE OR BECOME UNABLE TO ACCEPT ELECTION AS A DIRECTOR OF THE COMPANY, THE PROXY WILL BE VOTED FOR THE ELECTION OF SUCH PERSON OR PERSONS AS MAY BE NOMINATED OR DESIGNATED BY THE BOARD OF DIRECTORS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 2, 3 AND 4. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM 5. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued and to be signed on reverse side)